                                                                    EXHIBIT 2.1


                                                                 EXECUTION COPY





                            STOCK PURCHASE AGREEMENT


                         DATED AS OF DECEMBER 19, 2003,


                                  BY AND AMONG


                               GRADIPORE LIMITED,


                                GRADIPORE, INC.,


                         SEROLOGICALS FINANCE COMPANY,


                                      AND


                            SEROLOGICALS CORPORATION

                               TABLE OF CONTENTS


                                                                                                            Page

ARTICLE I         DEFINITIONS.................................................................................2

ARTICLE II        THE STOCK PURCHASE..........................................................................9

     Section 2.1       Transfer of the Stock..................................................................9

     Section 2.2       Consideration for the Stock............................................................9

     Section 2.3       Closing................................................................................9

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE HOLDERS..............................................10

     Section 3.1       Ownership of the Stock; Authorization of Each Holder..................................10

     Section 3.2       Organization and Capitalization.......................................................10

     Section 3.3       Non-Contravention.....................................................................12

     Section 3.4       Financial Statements..................................................................12

     Section 3.5       No Undisclosed Liabilities............................................................12

     Section 3.6       Operations Since Balance Sheet Date...................................................13

     Section 3.7       Assets and Legality of Use............................................................14

     Section 3.8       Accounts Receivable...................................................................14

     Section 3.9       Material Assets.......................................................................14

     Section 3.10      Inventories...........................................................................14

     Section 3.11      Real Property.........................................................................14

     Section 3.12      Real Property Leases..................................................................14

     Section 3.13      Contracts.............................................................................15

     Section 3.14      Status of Contracts...................................................................16

     Section 3.15      Governmental Permits and Certification................................................17

     Section 3.16      Tax Matters...........................................................................17

     Section 3.17      Intellectual Property.................................................................19

     Section 3.18      Employees.............................................................................20

     Section 3.19      Employee Matters......................................................................20

     Section 3.20      Employee Benefit Plans................................................................21

     Section 3.21      Affiliate Transactions................................................................22

     Section 3.22      No Violation, Litigation or Regulatory Action.........................................22

     Section 3.23      Insurance.............................................................................22

     Section 3.24      Environmental Protection..............................................................23

     Section 3.25      Customers and Suppliers...............................................................24

     Section 3.26      No Brokers............................................................................24

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...........................................24

     Section 4.1       Organization..........................................................................24

     Section 4.2       Authorization.........................................................................24

     Section 4.3       No Brokers............................................................................25

     Section 4.4       Non-Contravention.....................................................................25

     Section 4.5       Financial Capacity....................................................................25

     Section 4.6       Purchase for Own Account..............................................................25

ARTICLE V         ADDITIONAL AGREEMENTS OF THE PARTIES.......................................................25

     Section 5.1       Conduct of Business...................................................................25

     Section 5.2       Access Prior to Closing...............................................................27

     Section 5.3       Further Assurances....................................................................28

     Section 5.4       Notices...............................................................................28

     Section 5.5       Preserve Accuracy of Representations and Warranties...................................28

     Section 5.6       Public Announcements..................................................................28

     Section 5.7       Confidential Information..............................................................28

     Section 5.8       Transfer of Employees.................................................................29

     Section 5.9       Re-Alignment of Assets and Liabilities................................................29

     Section 5.10      Insurance.............................................................................30

     Section 5.11      Name Change...........................................................................30

     Section 5.12      Cangene REA...........................................................................30

     Section 5.13      Necessary Actions.....................................................................31

ARTICLE VI        INCOME TAX MATTERS.........................................................................31

     Section 6.1       Federal Income Taxes in General.......................................................31

     Section 6.2       Other Income Taxes in General.........................................................32

     Section 6.3       Cooperation...........................................................................32

     Section 6.4       Termination of Tax-Sharing Agreements.................................................34

     Section 6.5       Relationship of this Article to Article IX............................................34

     Section 6.6       Section 338(h)(10) Election...........................................................34

ARTICLE VII       CONDITIONS TO CLOSING......................................................................35

     Section 7.1       The Holders' Conditions to Close......................................................35

     Section 7.2       The Purchasers' Conditions to Close...................................................35

ARTICLE VIII      THE CLOSING................................................................................37

     Section 8.1       Deliveries by Seller..................................................................37

     Section 8.2       Deliveries by the Purchasers..........................................................38

ARTICLE IX        SURVIVAL; INDEMNIFICATION..................................................................38

     Section 9.1       Survival Matters......................................................................38

     Section 9.2       Indemnification by the Holders........................................................38

     Section 9.3       Limitations on Holders' Indemnification...............................................39

     Section 9.4       Indemnification by the Purchasers.....................................................39

     Section 9.5       Limitations on the Purchasers' Indemnification........................................40

     Section 9.6       Procedures Relating to Indemnification................................................40

     Section 9.7       Other Indemnification Limitations.....................................................41

ARTICLE X         TERMINATION................................................................................41

     Section 10.1      Termination...........................................................................41

     Section 10.2      Effect of Termination.................................................................41

ARTICLE XI        MISCELLANEOUS..............................................................................42

     Section 11.1      Expenses..............................................................................42

     Section 11.2      Notices...............................................................................42

     Section 11.3      Assignment............................................................................43

     Section 11.4      Interpretation........................................................................43

     Section 11.5      Counterparts..........................................................................43

     Section 11.6      Amendment.............................................................................43

     Section 11.7      Entire Agreement......................................................................43

     Section 11.8      Binding Effect........................................................................43

     Section 11.9      Severability..........................................................................43

     Section 11.10     Third Parties.........................................................................44

     Section 11.11     Waivers...............................................................................44

     Section 11.12     Governing Law.........................................................................44

                                    EXHIBITS

Exhibit A.................................Promissory Note
Exhibit B.................................Short Term Promissory Note
Exhibit C.................................Assignment and Assumption Agreement
Exhibit D.................................Legal Opinion of King & Spalding LLP
Exhibit E.................................Non-Competition Agreement
Exhibit F.................................Security Agreement
Exhibit G.................................Stock Pledge Agreement

                                   SCHEDULES


Schedule A ...................................................Donor Centers
Schedule 3.1(b) ..............................................Proceedings
Schedule 3.2(a)(i) ...........................................Foreign Qualifications
Schedule 3.2(a)(ii) ..........................................Exceptions to document delivery representations
Schedule 3.2(c)(i) ...........................................Intercompany Loans
Schedule 3.2(c)(ii) ..........................................Equity Securities of the Subsidiaries
Schedule 3.3 .................................................Conflicts
Schedule 3.4 .................................................Financial Statements
Schedule 3.5 .................................................Undisclosed Liabilities
Schedule 3.6(a) ..............................................Material Adverse Effects
Schedule 3.6(b) ..............................................Exceptions to Representation Regarding Ordinary Course Operations
Schedule 3.7(i) ..............................................Assets Used in the Business not Owned or Used by SSBI
                                                              or the Subsidiaries
Schedule 3.7(ii) .............................................Encumbrances, etc. on Assets Used in the Business
Schedule 3.9 .................................................Material Assets
Schedule 3.12(a) .............................................Real Estate Leases
Schedule 3.13 ................................................Contracts
Schedule 3.14(a) .............................................Contractual Violations
Schedule 3.14(b) .............................................Contractual Renegotiations
Schedule 3.14(c) .............................................Contractual Encumbrances
Schedule 3.14(d) .............................................Notice of Defaults
Schedule 3.15(b) .............................................Governmental Permits that will Lapse
Schedule 3.16(a) .............................................Tax Matters
Schedule 3.17 ................................................Intellectual Property
Schedule 3.18(i) .............................................Employee List
Schedule 3.18(ii) ............................................Unpaid Bonuses, Commissions
Schedule 3.19 ................................................Non-Compliance with Employment Laws
Schedule 3.20 ................................................Employee Benefit Plans
Schedule 3.21 ................................................Affiliate Transactions
Schedule 3.22 ................................................Violations, Litigation and Regulatory Action
Schedule 3.23 ................................................Insurance
Schedule 3.24 ................................................Environmental Matters
Schedule 3.25 ................................................Customers and Suppliers
Schedule 4.3 .................................................Buyers' Broker

Schedule 5.8 .................................................Transferred Employees
Schedule 7.1(c) ..............................................Consents and Approvals
Schedule 7.1(e) ..............................................Description of Transition Services

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT dated as of December 19, 2003 (this "Agreement") by and among Gradipore Limited, a corporation organized under the laws of the Commonwealth of Australia ("Buyer Parent") and GRADIPORE, INC., a Delaware corporation and a direct, wholly owned subsidiary of Buyer Parent ("Buyer" and together with Buyer Parent, each a "Purchaser" and collectively, the "Purchasers"), Serologicals Finance Company, a Delaware corporation ("Seller"), and Serologicals Corporation, a Delaware corporation and parent of Seller ("Seller Parent" and together with Seller, each a "Holder" and collectively, the "Holders"), recites and provides as follows:

                                  WITNESSETH:

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock, $0.01 par value per share (the "SSBI Common Stock"), of Serologicals Specialty Biologics, Inc., a Delaware corporation ("SSBI");

         WHEREAS, SSBI, directly or indirectly, owns all of the issued and outstanding shares of capital stock or other equity interests of any nature, as the case may be, in Serologicals Nevada, Inc., a Nevada corporation ("Nevada"), Serologicals Business Trust, a Nevada business trust ("SBT"), Serologicals Investments, LLC, a Georgia limited liability company ("LLC"), Serologicals Management Partnership, LP, a Delaware limited partnership ("LP"), and Allegheny Biologics, Inc., a Pennsylvania corporation ("Allegheny", and together with Nevada, SBT, LLC, and LP, each a "Subsidiary" and collectively, the "Subsidiaries");

         WHEREAS, SSBI, directly or indirectly, owns all of the issued and outstanding shares of capital stock or other equity interests of any nature, as the case may be, Serologicals Ltd., a corporation incorporated under the laws of Scotland ("Limited"), Bioscot, Ltd., a corporation incorporated under the laws of Scotland ("Bioscot"), Serologicals Royalty Co., a Delaware corporation ("Royalty"), Bio-Lab, Inc., an Alabama corporation ("Bio-Lab"), and Med-Lab, Inc., an Alabama corporation ("Med-Lab" and together with Limited, Bioscot, Royalty and Bio-Lab, the "Retained Companies");

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the SSBI Common Stock, subject to the terms and conditions set forth in this Agreement (the "Stock Purchase"); and

         WHEREAS, Buyer and Seller Parent wish to make a joint election under
Section 338(h)(10) of the Code (as defined below) (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") to cause the Stock Purchase to be treated, for U.S. federal income tax purposes, as (i) a sale by SSBI of certain of its assets to a newly formed purchasing corporation wholly owned by Buyer and (ii) a complete liquidation of SSBI pursuant to which SSBI distributes to Seller the proceeds from the sale of its assets, together with the Retained Assets (as defined below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         In this Agreement, the following terms have the meanings specified or referred to in this Article I and are equally applicable to both the singular and plural forms.

         "338(h)(10) Allocation" means the allocation of the Purchase Price among the assets deemed purchased pursuant to the 338(h)(10) Election determined in accordance with Section 6.6(b).

         "Acquisition Proposal" has the meaning specified in Section 5.1(b)(1).

         "Affiliate" means: any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person involved, including, without limitation, officers, directors and individuals in like capacities, (b) that directly or beneficially owns or holds 5% or more of any equity interest in the Person involved, or (c) 5% or more of whose voting securities (or in the case of a Person which is not a corporation, 5% or more of any equity interest) is owned directly or beneficially by the Person involved. As used herein, the term "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of equity interests, by contract or otherwise.

         "Agreement" has the meaning specified in the preamble to this Agreement and shall include all Schedules and Exhibits attached hereto.

         "Allegheny" has the meaning specified in the recitals to this Agreement.

         "Allocation Disputes" has the meaning specified in Section 6.6(b).

         "Assets" has the meaning specified in Section 3.7.

         "Assignment and Assumption Agreement" has the meaning specified in
Section 5.9(a).

         "Balance Sheet" means the unaudited consolidated balance sheet of SSBI and the Subsidiaries dated as of the Balance Sheet Date.

         "Balance Sheet Date" means December 29, 2002.

         "Bio-Lab" has the meaning specified in the recitals to this Agreement.

         "Bioscot" has the meaning specified in the recitals to this Agreement.

         "Books and Records" means all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind pertaining to each of SSBI and the Subsidiaries thereof in connection with the Business and the Assets.

         "Business" means the business of (a) collecting, refining, processing, testing, validating, labeling, packaging, marketing, advertising, administering, selling and distributing the Inventory,

(b) operating the Donor Centers and (c) conducting any other business engaged in by SSBI and the Subsidiaries on the date of this Agreement.

         "Buyer" has the meaning specified in the preamble to this Agreement.

         "Buyer Parent" has the meaning specified in the preamble to this Agreement.

         "Cash Purchase Price" has the meaning specified in Section 2.2(a).

         "Cangene" means Cangene Corporation.

         "Charlotte Lease" means that certain Lease Agreement, dated October 30, 2002, by and between Granville at Belle Grove, LLC, as lessor, and SSBI, as lessee, as the same shall have been modified, amended or restated.

         "Class I Representations" has the meaning specified in Section 9.1.

         "Closing" has the meaning specified in Section 2.3.

         "Closing Date" has the meaning specified in Section 2.3.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, relating to continuation of health benefits in certain circumstances.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Columbia Lease" means that certain Lease Agreement, dated December 10, 2001, by and between Palmetto Bay Associates, LLC, as lessor, and Serologicals Corporation, as lessee, as the same shall have been modified, amended, supplemented or assigned.

         "Company" means any of SSBI, each Subsidiary and each Retained Company, and "Companies" means, collectively, SSBI, each Subsidiary and each Retained Company.

         "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, medical waste, special waste, asbestos, petroleum or petroleum-derived substance, radioactive material or waste, or any constituent of any such substance or waste and including, without limitation, any substance which any Governmental Body or lawful representative thereof requires to be controlled, removed, monitored, encapsulated or remediated or otherwise addressed for the purposes of protection of the environment or public or worker health and safety.

         "Contracts" means those oral or written contracts, agreements, arrangements, blanket and other purchase orders, leases of personal property (such as computers and copiers), sales orders, license agreements, relationships and commitments and invoices related thereto, to which (i) any of SSBI or the Subsidiaries are a party or by which any of them or their properties or assets are bound or (ii) any Affiliates of SSBI or the Subsidiaries are a party or by which any of such Affiliates are bound and that relate primarily to the Business.

         "Donor Centers" means each of the source plasma donor collection centers listed on Schedule A.

         "Donor Records" means the information maintained (either in computer files or in hard copy), in the ordinary course of business, by each of SSBI and the Subsidiaries that are used in connection with the Business, concerning donors and deferred source plasma donors who have attended or otherwise transacted business with the Business at the Donor Centers, including, without limitation, the donation of source plasma.

         "Effective Date" means December 28, 2003.

         "Employee Benefit Plans" has the meaning specified in Section 3.20.

         "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, restriction on transfer, encumbrance or other similar right of third parties, whether voluntarily incurred or arising by operation of law and whether relating to any property or right to the income or profits therefrom, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "Environmental Laws" means all applicable federal, state, district, local and foreign Laws, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, in each case relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) Laws relating to Releases or threatened Releases of Hazardous Substances in the environment and
(ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954 or any successor statute, as amended, and the Occupational Safety and Health Act, as amended.

         "Equity Securities" has the meaning specified in Section 3.2(b).

         "ERISA" means the federal Employment Retirement Income Security Act of 1974 or any successor statute, as amended.

         "ERISA Affiliate" means the Holders and any trade or business (whether or not incorporated) which is or has been under common control, or which is or has ever been treated as a single employer, with any Holder under Section 414(b) or (c) of the Code.

         "Estimated Note Amount" has the meaning specified in Section 2.2(b).

         "Facility" means any real or personal property, plant, building, facility, structure, underground storage tank, or equipment or unit, or other asset owned, used, leased or operated by SSBI or the Subsidiaries in connection with the Business, including, but not limited to the Donor Centers.

         "Financial Statements" has the meaning specified in Section 3.4.

         "Forms" has the meaning specified in Section 6.6.

         "GAAP" has the meaning specified in Section 3.4.

         "Governmental Body" means any federal, state, local or foreign court, tribunal, arbitrator, government, department, commission, board, bureau, agency, official or other regulatory, administrative, governmental, quasi-governmental or self-regulatory authority.

         "Governmental Permits" has the meaning specified in Section 3.15(a).

         "Guaranty" has the meaning specified in Section 8.2(c).

         "Hazardous Substances" means all pollutants, contaminants, chemicals, industrial materials, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases), in each case, subject to regulation, control or remediation under Environmental Laws.

         "Holder" has the meaning specified in the preamble to this Agreement.

         "Holder Indemnified Parties" has the meaning specified in Section 9.4.

         "Holder Loss" has the meaning specified in Section 9.4.

         "Holder Losses" has the meaning specified in Section 9.4.

         "Indemnified Party" has the meaning specified in Section 9.6(a).

         "Indemnifying Party" has the meaning specified in Section 9.6(a).

         "Intent Claims" has the meaning specified in Section 9.1.

         "Interim Balance Sheet" has the meaning specified in Section 3.4.

         "Interim Statements" has the meaning specified in Section 3.4.

         "Inventory" means all inventories of raw materials, work-in-process, finished goods, fluids, components, parts, packaging materials and other materials related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers' premises on consignment or elsewhere, in each case, which are used or useful by SSBI, the Subsidiaries or any Affiliates thereof in the conduct of the Business, including, but not limited to, all human polyclonal plasma containing blood typing reagents, clinical diagnostic antibodies, and naturally occurring disease associated antibodies, and all plasma containing Rh immune globulin (Anti-D), anti-hepatitis B immune globulin (HBs), anti-rabies immune globulin (Rabies), vaccinia immune globulin (VIG), intravenous immune globulin (IVIG), BDP-I,

BDP-II, BDP-III, Antisera and D-Slide, and any other source plasma, specialty or non-specialty antibodies and specialty biologic components, as well as any other therapeutic or diagnostic products. Notwithstanding anything to the contrary set forth in this Agreement, the term "Inventory" shall not mean or include Seller Parent's FFP or Seracon products.

         "IQPP Certified" means that certain designation from the Plasma Protein Therapeutics Association (formerly known as the American Blood Resources Association) that the relevant Donor Center complies with such association's most current requirements as to plasma collection safety and quality.

         "IRS" means the Internal Revenue Service.

         "Knowledge of Seller" means the actual knowledge of the executive officers of each of the Holders, the Companies and Affiliates thereof that work in connection with the Business, after reasonable inquiry.

         "Law" means any law, regulation, rule, order, pronouncement, directive, judgment, decree, or writ of any Governmental Body.

         "Limited" has the meaning specified in the recitals to this Agreement.

         "LLC" has the meaning specified in the recitals to this Agreement.

         "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, excise taxes, damages, expenses, deficiencies or other charges, including, but not limited to, a Holder Loss or a Purchaser Loss, as the case may be.

         "LLP" has the meaning specified in the recitals to this Agreement.

         "Material Adverse Effect" means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, prospects, properties, assets or liabilities of the Business, SSBI and the Subsidiaries, in each case, taken as a whole. Notwithstanding anything herein to the contrary, a "Material Adverse Effect" shall not include any state of facts, change, event, effect or occurrence arising out of or relating to (i) the execution, announcement, expected consummation or consummation of this Agreement, or the transactions contemplated hereby (including the identity of the Purchasers or any of their subsidiaries or affiliates), (ii) any action taken by either of Seller, Seller Parent, SSBI or any Subsidiary required by and effected in accordance with this Agreement, (iii) any action (or failure to act) taken by either Purchaser in violation of the terms of this Agreement, or
(iv) the general state of the industry in which SSBI or the Subsidiaries operate, except for such effects that disproportionately impact SSBI or the Subsidiaries (in each case, taken as a whole).

         "Material Contracts" has the meaning specified in Section 3.13(a).

         "Med-Lab" has the meaning specified in the recitals to this Agreement.

         "Multiemployer Plans" has the meaning specified in Section 3.20.

         "Nevada" has the meaning specified in the recitals to this Agreement.

         "Non-Competition Agreement" has the meaning specified in Section
8.1(b).

         "Organizational Documents" has the meaning specified in Section
3.2(a).

         "Outside Date" has the meaning specified in Section 10.1(a).

         "Promissory Note" has the meaning specified in Section 2.2(b).

         "Pensacola Lease" means that certain Lease, dated October 16, 2002, by and between Corporate Woods Six, LLC, as lessor, and SSBI, as lessee, as the same shall have been modified, amended or supplemented.

         "Pension Plans" has the meaning specified in Section 3.20.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or Governmental Body.

         "Promissory Note" has the meaning specified in Section 2.2(b).

         "Purchase Price" has the meaning specified in Section 2.2(b).

         "Purchaser" has the meaning specified in the preamble to this Agreement.

         "Purchaser Indemnified Parties" has the meaning specified in Section
9.2.

         "Purchaser Loss" has the meaning specified in Section 9.2.

         "Purchaser Losses" has the meaning specified in Section 9.2.

         "Qualified Plan" has the meaning specified in Section 3.20.

         "Real Property Lease" has the meaning specified in Section 3.12.

         "Real Property Leases" has the meaning specified in Section 3.12.

         "Release" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Facility of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Facility.

         "Retained Assets" means the assets that are to be distributed to Seller pursuant to Section 5.9(a).

         "Retained Leases" means the leases of real property formerly used in the operation of the Business, as follows: (i) that certain Lease Agreement dated August 15, 1990, between Park North A85 Partners, Ltd. (predecessor in interest to Weeks Realty, L.P.) and Serologicals, Inc. (to the extent the same relates to the facility formerly known as the Clarkston Collection Center); and
(ii) that certain Office Lease by and between Highwoods/Forsyth Limited Partnership, a North Carolina limited partnership and Serologicals, Inc., a Delaware corporation relating the premises located at 1200 Ridgefield Boulevard, Asheville, North Carolina.

         "Retained Companies" has the meaning specified in the recitals to this Agreement.

         "Royalty" has the meaning specified in the recitals to this Agreement.

         "Security Agreement" has the meaning specified in Section 8.1(b).

         "SBT" has the meaning specified in the recitals to this Agreement.

         "Section 338(h)(10) Election" has the meaning specified in the recitals to this Agreement.

         "Seller" has the meaning specified in the preamble to this Agreement.

         "Seller Parent" has the meaning specified in the preamble to this Agreement.

         "Seller Parent Group" means, individually and collectively, (i) Seller Parent, and (ii) any individual, trust corporation, partnership, limited liability company or any other entity as to which SSBI or the Subsidiaries is liable for any Tax incurred by such individual or entity either as transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

         "Short Term Promissory Note" has the meaning specified in Section
2.2(c).

         "Software" has the meaning specified in Section 3.17(a)(iii).

         "SSBI" has the meaning specified in the recitals to this Agreement.

         "SSBI Common Stock" has the meaning specified in the recitals to this Agreement.

         "Subsidiary" or "Subsidiaries" has the meaning specified in the recitals to this Agreement.

         "Tax" means (a) any federal, state, local or foreign income, gross receipts, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, value-added, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body, and (b) any liability of SSBI or any Subsidiary for the payment of any amount related to the foregoing as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of SSBI or any Subsidiary under any Tax sharing arrangement or Tax indemnity arrangement.

         "Tax Arbiter" has the meaning specified in Section 6.6(b).

         "Tax Arbiter Determination" has the meaning specified in Section
6.6(b).

         "Tax Returns" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         "Transition Services Agreement" has the meaning specified in Section 7.1(e).

         "Welfare Plans" has the meaning specified in Section 3.20.

         "Year End Statements" has the meaning specified in Section 3.4.

                                  ARTICLE II
                               THE STOCK PURCHASE

         SECTION 2.1 TRANSFER OF THE STOCK. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the SSBI Common Stock, free and clear of any and all Encumbrances.

         SECTION 2.2 CONSIDERATION FOR THE STOCK. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the SSBI Common Stock, on the Closing Date,:

                  (a) Buyer shall pay to Seller by wire transfer of immediately available funds the aggregate amount of Three Million Five Hundred Thousand United States Dollars (US $3,500,000) (the "Cash Purchase Price");

                  (b) Buyer shall deliver to the Seller a promissory note (the "Promissory Note") in the form attached hereto as Exhibit A and in an estimated amount (the "Estimated Note Amount") equal to the sum of (i) the book value of the Inventory of the Business on the Effective Date or the Closing Date, whichever is applicable pursuant to Section 2.3 and (ii) the accounts receivable of the Business on the Effective Date or the Closing Date, whichever is applicable pursuant to Section 2.3, as such amount may be adjusted pursuant to the provisions of the Promissory Note; and

                  (c) Buyer and Buyer Parent shall deliver to the Seller a promissory note (the "Short Term Promissory Note" and together with the Cash Purchase Price and the Promissory Note the "Purchase Price") in the form attached hereto as Exhibit B, in a principal amount of One Million Five Hundred Thousand United States Dollars (US $1,500,000) by the Buyer and Guaranteed by the Buyer Parent.

         SECTION 2.3 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. on the first business day following the satisfaction or waiver of all the conditions to the Closing set forth in Article VII (the "Closing Date") at the offices of King & Spalding LLP, 191 Peachtree St., Atlanta, Georgia 30303, or on such other date or at such other location as mutually agreed in writing by the parties hereto. Notwithstanding anything in this Agreement to the contrary, (i) if the Closing occurs on or before January 15, 2004, the parties agree to account for the transactions contemplated in this Agreement as if the Closing occurred at the close of business on the Effective Date, in which event the principal amount of the Note shall be computed based on the book value of the Inventory and the accounts receivable of the Business on the Effective Date and all receipts of cash from and after the Effective Date shall be for the benefit of Buyer and
(ii) if the Closing occurs after the close of business on January 15, 2004, the parties shall account for the transactions contemplated in this Agreement as of 12:01 a.m. on the actual Closing Date; provided that in no event shall the Closing occur earlier than 4:00 p.m. eastern time on December 31, 2003.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

         The Holders jointly and severally represent and warrant to the Purchasers the following:

         SECTION 3.1 OWNERSHIP OF THE STOCK; AUTHORIZATION OF EACH HOLDER.

                  (a) Ownership. Seller owns of record and beneficially all of the outstanding shares of SSBI Common Stock free and clear of any Encumbrances, other than Encumbrances that will be released, discharged, and terminated simultaneously with the Closing. Seller Parent owns of record and beneficially all of the outstanding shares of capital stock of Seller.

                  (b) Authorization. Each Holder has all necessary right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and, except as provided on Schedule 3.1(b), no other proceedings on the part of any Holder or any other Person, as the case may be, are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by any Holder. This Agreement has been duly executed and delivered by each Holder and, assuming due execution and delivery by the other parties thereto, is a valid and binding obligation of each Holder enforceable against each such Holder in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought at law or in equity).

         SECTION 3.2 ORGANIZATION AND CAPITALIZATION.

                  (a) Organization. Each of SSBI, the Subsidiaries and the Holders is duly organized, validly existing and in good standing (where such jurisdiction recognizes such concept for each of SSBI and the Subsidiaries) under the laws of its respective jurisdiction of incorporation, organization or formation, as the case may be, and has full corporate, partnership, limited liability company or other entity power and authority, as the case may be, to conduct its business as it is presently being conducted and to own, operate and lease its assets. SSBI and the Subsidiaries are duly qualified to do business as a foreign corporation, limited partnership, limited liability company or business trust, as the case may be, in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of their business or the ownership of their properties, except where failure thereof would not have a Material Adverse Effect. Each jurisdiction in which SSBI and each Subsidiary is qualified to do business as a foreign corporation, limited partnership, limited liability company or business trust, as the case may be, is listed on Schedule 3.2(a)(i). Except as set forth on Schedule 3.2(a)(ii), (i) the Holders have delivered to a Purchaser true, correct and complete copies of the certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational and governing documents (the "Organizational Documents") of each of SSBI, the Subsidiaries and the Holders (in each case, as amended to date),
(ii) the Holders have made available all minutes of the proceedings of the board of directors, general partner, managers or other managing body, as the case may be, of each of SSBI and the Subsidiaries and of the stockholders, partners, members or other equity owners, as the case may be, of each of SSBI and the Subsidiaries for the last five years and such minutes are true and correct, and (iii) the Holders have made available all capital stock or other equity interest transfer records or ledgers of SSBI and each Subsidiary and such records and ledgers are true and correct. Neither SSBI nor any Subsidiary is in default under or in violation of any provision of its Organizational Documents.

                  (b) Capitalization of SSBI. SSBI's authorized capital stock consists solely of 1000 shares of SSBI Common Stock, 100 of which are issued and outstanding. All of the issued and outstanding shares of SSBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold pursuant to, and in accordance with all applicable Laws and were not issued in violation of any preemptive, first refusal or other similar rights. There are no (i) outstanding shares of capital stock or other equity securities or interests, subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise to acquire, any capital stock or other equity securities or interests or securities or interests convertible into or exercisable or exchangeable for shares of capital stock or other equity securities or interests (collective by "Equity Securities") of, in or relating to SSBI or (ii) commitments or obligations of any kind or character for (A) the issuance of any Equity Securities of SSBI or (B) the repurchase, redemption or other acquisition of any Equity Securities of SSBI.

                  (c) Capitalization of the Subsidiaries. Except for the Retained Companies, the Subsidiaries are the only subsidiaries of SSBI, either directly or indirectly, and except as set forth on Schedule 3.2(c)(i) and except for its investments in the Subsidiaries and the Retained Companies SSBI has no investments or equity interests in, outstanding loans or advances to, contractual rights to control, or other similar interests in, any other Person. SSBI is, directly or indirectly, the beneficial owner of all of the outstanding Equity Securities of each of the Subsidiaries, in each case, free and clear of any and all Encumbrances, other than Encumbrances that will be released, discharged and terminated simultaneously with the Closing. The authorized, issued and outstanding capital stock or other equity interests, and the record ownership of all such Equity Securities, of each Subsidiary are as set forth on
Schedule 3.2(c)(ii). All of the Equity Securities of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold pursuant to, and in accordance with all Laws, and were not issued in violation of any rights of any Person, whether such rights were, without limitation, preemptive, first-refusal or other similar rights. There are no (i) outstanding Equity Securities of, in or relating to any Subsidiary or (ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of any Subsidiary or (B) the repurchase, redemption or other acquisition of any Equity Securities of any Subsidiary.

                  (d) Voting Trusts; Proxies; Etc. There are no shareholder agreements, voting trusts, proxies or other agreements, arrangements or understandings with respect to or concerning the Equity Securities of SSBI or any Subsidiary.

         SECTION 3.3 NON-CONTRAVENTION. Except as set forth on Schedule 3.3, neither the execution or delivery of this Agreement, the Transition Services Agreement, the Non-Competition Agreement or any other document or instrument contemplated herein to be signed by a Holder nor the consummation of the transactions contemplated hereby or thereby by a Holder will (a) conflict with or result in the breach of any term or provision of, or constitute a default under, the Organizational Documents of any Holder, SSBI, or the Subsidiaries;
(b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any provisions of any Contract; (c) result in the creation or imposition of any Encumbrance on any Asset; (d) violate any Laws applicable to any Holder, SSBI, or the Subsidiaries; or (e) require on the part of any Holder, SSBI, the Subsidiaries or any Affiliate thereof, as of the date hereof, the approval, consent, waiver, authorization or act of, the making of any declaration, filing or registration with, or notice to, any Person or Governmental Body, except with respect to clauses (b), (c), (d) and (e) where such default, termination, cancellation, acceleration of an Encumbrance or violation or the absence of any such approval, consent, waiver, authorization act, declaration, filing or registration either individually or taken as a whole, would not, or would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.4 FINANCIAL STATEMENTS. Schedule 3.4 contains the unaudited consolidated pro forma balance sheets of the Business as of the last day of fiscal years 2000, 2001, and 2002 and the related unaudited consolidated statements of income for the years then ended, (the "Year End Statements"), as well as the unaudited consolidated pro forma balance sheet of the Business for the nine months ended September 30, 2003 (the "Interim Balance Sheet") and the related unaudited consolidated statement of income for the period then ended, (collectively, the "Interim Statements," and together with the Year End Statements, the "Financial Statements"). Except as set forth on Schedule 3.4, the Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis ("GAAP") (except as may be noted therein and except for the absence of footnotes) and present fairly, in all material respects, the consolidated pro forma financial condition and the consolidated pro forma results of operations and consolidated pro forma cash flows of the Business as of the dates and for the periods indicated.

         SECTION 3.5 NO UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 3.5, SSBI and the Subsidiaries are not subject to any obligation or liability of a kind required to be included as a liability on the Balance Sheet or Interim Balance Sheet in accordance with GAAP (including, without limitation, third-party claims), whether absolute, contingent, accrued or otherwise, which is not reserved for on the Balance Sheet or the Interim Balance Sheet, other than liabilities incurred in the ordinary course of business after the Balance Sheet Date or the date of the Interim Balance Sheet, as the case may be as would not have, or would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.6 OPERATIONS SINCE BALANCE SHEET DATE.

                  (a) Except as set forth on Schedule 3.6(a), during the period from the Interim Balance Sheet Date to the date hereof, inclusive, there has been no Material Adverse Effect.

                  (b) Except as set forth on Schedule 3.6(b), since the Interim Balance Sheet date through the date hereof, SSBI, the Subsidiaries and each Affiliate thereof (if applicable) have conducted the Business only in the ordinary course and in conformity with past practices and have not:

                  (i) undertaken or committed to undertake capital expenditures related to the Business exceeding $10,000 for any single project or related series of projects;

                  (ii) made charitable or political donations related to the Business in excess of $2,000 in the aggregate;

                  (iii) sold, leased, transferred or otherwise disposed of Assets, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on any of the Assets, except for fair consideration in the ordinary course of business consistent with past practices and except for assets that SSBI or a Subsidiary determined in good faith not to have any value in the operation of the Business;

                  (iv) created, incurred, guaranteed or assumed any indebtedness for borrowed money or entered into any capitalized leases related to the Business;

                  (v) extended credit in connection with the Business other than in the ordinary course of business or permitted any change in credit practices;

                  (vi) made any changes in the accounting methods or practices of the Business or in the methods of maintaining any Books and Records or Donor Records, except as required by or permitted by GAAP;

                  (vii) agreed or committed to do or authorized any of the foregoing;

                  (viii) delayed or postponed the payment of any accounts payable or other liabilities outside of the ordinary course of business consistent with past practices;

                  (ix) cancelled, waived or released any right or claim or indebtedness (or series of related rights or claims);

                  (x) suffered any material damage, destruction or loss to property not covered by insurance; or

                  (xi) entered into any loan or other transaction with any director, officer or employee of SSBI, the Subsidiaries or the Business outside of the ordinary course of business consistent with past practices.

         SECTION 3.7 ASSETS AND LEGALITY OF USE. Except as set forth on
Schedule 3.7(i), the assets and properties owned or leased by SSBI or the Subsidiaries, or which SSBI or the Subsidiaries are entitled to use under license or other agreements, together with the Contracts set forth on Schedule 3.13, constitute all the assets, properties and Contracts that are used by the Holders, SSBI, the Subsidiaries, the Companies or Affiliates thereof primarily in connection with the conduct of the Business (the "Assets"). Except as set forth on Schedule 3.7(ii), the Assets are owned or leased by SSBI and its Subsidiaries and are free and clear of all Encumbrances. The tangible Assets are in good condition (subject to normal wear and tear) and are suitable for the uses for which they are intended.

         SECTION 3.8 ACCOUNTS RECEIVABLE. All the accounts receivable of the Business reflected on the Interim Balance Sheet are valid receivables, subject to no setoffs or counterclaims. The allowance for doubtful accounts set forth on the Interim Balance Sheet was calculated in accordance with past practice and is adequate in light of all known facts and circumstances having a bearing on the collectibility of the accounts receivable of the Business.

         SECTION 3.9 MATERIAL ASSETS. Schedule 3.9 contains a detailed list (i) of all personal property and other Assets (other than Contracts) owned by SSBI, the Subsidiaries or any Affiliate thereof that are used primarily in connection with the Business and have an original cost of $50,000 or more, (ii) of all personal property leased by SSBI, the Subsidiaries or any Affiliate thereof that are used primarily in connection with the Business and require rental payments in excess of $50,000 in the aggregate during the term of the lease, and (iii) all intangible property licensed by SSBI, the Subsidiaries or any Affiliate thereof that are used primarily in connection with the Business and require license fees in excess of $50,000 in the aggregate.

         SECTION 3.10 INVENTORIES. The Inventories of SSBI and the Subsidiaries are in good, merchantable and useable condition and are reflected in the Balance Sheet and Interim Balance Sheet in accordance with GAAP. All Inventory as of the applicable date, is reflected on the Balance Sheet and Interim Balance Sheet. The inventory of soft goods and other supplies on hand at the Donor Centers is sufficient for the operation of the Business in the ordinary course. A Holder has heretofore delivered to Buyer a list of all places where Inventories of SSBI, the Subsidiaries and Affiliates thereof are located.

         SECTION 3.11 REAL PROPERTY. SSBI and the Subsidiaries do not currently and have never owned any real property or option to acquire real property.

         SECTION 3.12 REAL PROPERTY LEASES. (a) Schedule 3.12(a) sets forth a list of leases (individually, a "Real Property Lease" and collectively, "Real Property Leases") under which SSBI, the Subsidiaries, or any Affiliate thereof is lessee of any real property owned by any third party and that is used in connection with the Business. Except as set forth on Schedule 3.12(a), (i) there are no subleases, tenancies or other rights of occupancy affecting all or any part of such leases, (ii) SSBI or the Subsidiaries thereof, as the case may be, has the right to quiet enjoyment of the premises described in any lease identified on such Schedule for the full term of each such lease or similar agreement relating thereto, and (iii) the leasehold or other interest of SSBI, the Subsidiaries or any Affiliate thereof, as the case may be, therein is not subject or subordinate to any Encumbrance held by Persons claiming by, through or under SSBI or the Subsidiaries, as the case may be, except for immaterial Encumbrances that will not affect any such SSBI's or such Subsidiary's rights under the applicable lease or Encumbrances that are of public record.

                  (b) To the Knowledge of Seller, no event has occurred or circumstances exist that (with or without notice or lapse of time) may give SSBI or the Subsidiaries, or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Real Property Lease.

                  (c) Neither SSBI, the Subsidiaries nor any Affiliates thereof has been given or received from any other Person any written notice regarding any actual, alleged, possible or potential violation or breach of, or default under any Real Property Lease.

                  (d) All facilities subject to the Real Property Leases have received all approvals of Governmental Bodies (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Law in all material respects.

                  (e) All facilities subject to the Real Property Leases are supplied with utilities and other services necessary for the operation of said facilities.

                  (f) The Real Property Leases are legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

         SECTION 3.13 CONTRACTS.

                  (a) Except as set forth on Schedule 3.13, neither SSBI nor any Subsidiary is party to or bound by:

                  (i) any Contract guaranteeing any indebtedness, obligation or liability, or any Contract under which it grants (or may grant) a security interest or lien on any Assets or any obligation to incur any of the foregoing;

                  (ii) any joint venture, partnership or other Contract involving a sharing of profits related to the Business;

                  (iii) any Contract which is material to the Business and which includes provisions regarding minimum volumes or volume discounts or any other Contract with customers or suppliers of the Business that is not subject to cancellation by SSBI or the applicable Subsidiary with not more than 90 day's prior notice and without the payment of any penalty or premium and pursuant to which a Company receives revenues in excess of $50,000 per annum or pursuant to which a Company is obligated to make expenditures in excess of $50,000 per annum;

                  (iv) any Contract which is material to the Business and pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any Inventory of any Company will be payable in an amount in excess of $100,000 or required after the Closing;

                  (v) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising, consultant or public relations Contract which is material to the Business and that is not subject to cancellation by SSBI or the applicable Subsidiary or Affiliate with not more than 90 day's prior notice without the payment of any penalty or premiums;

                  (vi) any Contract limiting the ability of SSBI or its Subsidiaries to engage in any business, including, but not limited to, the Business, anywhere in the world;

                  (vii) any Contract which provides for, or relates to, any non-competition, non-solicitation or confidentiality arrangement with any Person;

                  (viii) any Contract which could involve payments or receipts by any Company of more than $100,000 in any one year;

                  (ix) any Contract with any employee or former employee, officer, director or agent of SSBI or the Subsidiaries or any member of such person's immediate family; or

                  (x)      any Contract with any Governmental Body.

         All such Contracts being hereinafter referred to as the "Material Contracts."

                  (b) Holders have delivered to Purchasers, or made available, a true, complete and correct copy of each written Material Contract and a description of any and all material terms of each oral Material Contract listed on Schedule 3.13.

         SECTION 3.14 STATUS OF CONTRACTS.

                  (a)      Except as set forth on Schedule 3.14(a):

                  (i) each of the Material Contracts constitutes a valid and binding obligation of SSBI or the Subsidiaries thereof and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect and each of the Material Contracts (except for those Material Contracts which by their terms will expire prior to the Closing Date) will continue in full force and effect after the Closing Date, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any Person;

                  (ii) except as set forth on Schedule 3.14(a), SSBI, its Subsidiaries and the Affiliates thereof have fulfilled and performed their material obligations under each of the Material Contracts, and is not, or to the Knowledge of Seller, alleged to be, in breach or default under, nor is there or, to the Knowledge of Seller, alleged to be, any basis for termination of any Contract;

                  (iii) to the Knowledge of Seller, no other party to any of the Contracts has breached or defaulted thereunder.

                  (b) Except as set forth on Schedule 3.14(b), neither SSBI nor any Subsidiary is engaged in any renegotiations of any Material Contracts. Neither SSBI nor the Subsidiaries has received any written demand respecting renegotiation from any party to any Material Contract.

                  (c) Except as set forth on Schedule 3.14(c), no event has occurred or circumstance exists under or by virtue of any Material Contract (with or without notice or lapse of time) that would cause the creation of an Encumbrance on or affecting the Assets, SSBI or Subsidiaries.

                  (d) Except as set forth on Schedule 3.14(d), neither SSBI nor the Subsidiaries has given or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract.

         SECTION 3.15 GOVERNMENTAL PERMITS AND CERTIFICATION.

                  (a) SSBI and the Subsidiaries own, hold or possess all governmental licenses, registrations, certifications, franchises, permits, privileges, variances, immunities, approvals and other authorizations which are necessary to entitle them to own, lease, operate and use the Assets and to carry on and conduct the Business substantially as currently conducted except where the failure to have such licenses, registrations, certifications, franchises, permits, privileges, variances, immunities, approvals and other authorizations would not have or would not reasonably be expected to have individually or taken as a whole a Material Adverse Effect (herein collectively called "Governmental Permits").

                  (b) SSBI and the Subsidiaries have fulfilled and performed their respective material obligations under each of such Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a violation, breach or default under any such Governmental Permit, or after notice or lapse of time or both, would permit debarment, suspension, revocation or termination of any such Governmental Permit, or which might adversely affect the right of SSBI or any Subsidiary, as applicable, under any such Governmental Permit. No warning letter or notice of violation, of cancellation, of default, of recall, or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received or, to the Knowledge of Seller, is contemplated or threatened. Except as set forth on Schedule 3.15(b), each of the Governmental Permits is valid, subsisting and in full force and effect.

         SECTION 3.16 TAX MATTERS.

                  (a)      Except as set forth on Schedule 3.16(a):

                  (i) each of SSBI and the Subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller Parent is the common parent; such affiliated group files a consolidated federal income Tax Return; and neither SSBI, the Subsidiaries, nor any entity to whose liabilities any such Person has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) a different affiliated group;

                  (ii) Seller Parent has filed or caused to be filed on a timely basis all Tax Returns required to have been filed by members of the Seller Parent Group, and all information set forth in such Tax Returns is correct and complete in all material respects;

                  (iii) Seller Parent has paid or caused to be paid on a timely basis all Taxes due and payable by Seller Parent Group on such Tax Returns, and no other Taxes are payable by the Seller Parent Group with respect to items or periods covered by such Tax Returns or with respect to any period prior to the date of this Agreement except for Taxes being contested in good faith and listed on Schedule 3.16(a);

                  (iv) each member of the Seller Parent Group is in l compliance with, and the records of each of them contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all Tax information reporting and Tax withholding requirements;

                  (v) each member of the Seller Parent Group has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

                  (vi) none of SSBI or any Subsidiary has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of Tax, no member of the Seller Parent Group has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of any federal, state, local or foreign income Tax, no unpaid Tax deficiency has been asserted against or with respect to any of SSBI or the Subsidiaries by any taxing authority, no unpaid federal, state, local or foreign income Tax deficiency has been asserted against or with respect to any member of the Seller Parent Group by any taxing authority, there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any Taxes of SSBI or any Subsidiary, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any federal, state, local or foreign income Taxes of any member of the Seller Parent Group;

                  (vii) no member of the Seller Parent Group has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder;

                  (viii) no member of the Seller Parent Group is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law;

                  (ix) no member of the Seller Parent Group is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code;

                  (x) there are no excess loss accounts or deferred intercompany gains with respect to any of SSBI or any Subsidiary;

                  (xi) no member of the Seller Parent Group has distributed to its equity holders any stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies;

                  (xii) there is no lien on any asset of SSBI or any Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of Seller Parent Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established;

                  (xiii) the amount of liability of SSBI and its Subsidiaries for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for Taxes) solely with respect to SSBI and its Subsidiaries as of the date of this Agreement, and the amount of SSBI's and its Subsidiaries" liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for Taxes) as such accruals are reflected in the balance sheet of SSBI and its Subsidiaries as of the Closing Date;

                  (xiv) No claim has ever been made by any taxing authority in any jurisdiction in which SSBI or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                  (xv) Seller Parent has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code; and

                  (xvi) the Seller Parent Group has not participated or cooperated with an international boycott within the meaning of Section 999 of the Code.

         SECTION 3.17 INTELLECTUAL PROPERTY. (a) Schedule 3.17 contains a list and brief description of:

                  (i) all United States and foreign patents and patent applications and patent disclosures owned or controlled by SSBI, any Subsidiary, or Affiliates thereof and which is used primarily in connection with the Business;

                  (ii) all United States and foreign copyrights, registered or unregistered, copyrighted works and copyright registration applications owned or controlled by SSBI, any Subsidiary or Affiliates thereof and which is used primarily in connection with the Business;

                  (iii) all computer software programs and software and software validation systems (including, without limitation, all data, databases, compilations, tool sets, related documentation and materials, whether in source code, object code or human readable form and regardless of media), developed by or for SSBI, any Subsidiary or Affiliates thereof and which is used primarily in connection with the Business ("Software");

                  (iv) all United States, state and foreign trademarks, service marks and trade names for which registrations have been issued or applied for by SSBI, any Subsidiary or by Affiliates thereof and which are used primarily in connection with the Business; and

                  (v) all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities which relate or pertain to any asset, property or right of the character described in the preceding clauses to which SSBI, any Subsidiary or any Affiliate thereof is a party.

                  (b) To the Knowledge of Seller, neither SSBI, the Subsidiaries nor any Affiliate thereof have infringed upon or misappropriated any other Person's intellectual property right, of any kind or nature, in connection with the Business.

                  (c) To the Knowledge of Seller, no third party has interfered with, infringed upon or misappropriated the intellectual property rights of SSBI, any Subsidiary or Affiliates thereof.

                  (d) SSBI or the Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all intellectual property rights (including, without limitation, all computer software programs, other software, firmware, software validation systems, data, databases, compilations, tool sets and related documentation) necessary for the operation of the Business as presently conducted. All of the employees of SSBI and the Subsidiaries that have participated in the development of products or services of the Business have entered into employee agreements assigning all rights, title and interest in the intellectual property therein to SSBI or the Subsidiaries as the case may be.

         SECTION 3.18 EMPLOYEES. Schedule 3.18(i) contains (a) a list of the employees of SSBI and the Subsidiaries as of the most recent practicable date and any employees of Affiliates thereof that work primarily in connection with the Business and (b) the wages and salary paid to each such employee for the current calendar year. Except as set forth on Schedule 3.18(ii), all bonuses, commissions and other compensation due and payable to such employees for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of SSBI, any Subsidiary or any such Affiliate thereof with respect to any bonuses or increases in compensation.

         SECTION 3.19 EMPLOYEE MATTERS. Except as set forth on Schedule 3.19, SSBI and the Subsidiaries have, since January 1, 1998, complied in all material respects with all Laws related to the Business, which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the Knowledge of Seller, SSBI and the Subsidiaries have good relations with the employees that work in connection with the Business. SSBI, the Subsidiaries and the Affiliates thereof are not a party to any collective bargaining agreement, and are not party to, nor adversely affected by or, to the Knowledge of Seller, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the above-referenced employees. SSBI and the Subsidiaries are not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Business.

         SECTION 3.20 EMPLOYEE BENEFIT PLANS.

                  (a) Attached hereto as Schedule 3.20 is a true and complete list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other employee benefit arrangements or significant payroll practices, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option, hospitalization or other medical, life, disability or other health insurance, pension, profit-sharing or retirement program covering present and former employees of SSBI and the Subsidiaries pursuant to which SSBI and the Subsidiaries have continuing obligations (the "Employee Benefit Plans"). Schedule 3.20 identifies (i) each "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans"), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"), (ii) each Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") and (iii) each "welfare plan" (as defined in Section 3(1) of ERISA) (the "Welfare Plans"), maintained for the benefit of employees of SSBI and the Subsidiaries or to which SSBI and the Subsidiaries contribute on behalf of their employees. True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available or delivered to a Purchaser by a Holder: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the last IRS determination letter; and (iv) summary plan descriptions. To the Knowledge of Seller, each Employee Benefit Plan is enforceable in accordance with its terms.

                  (b) To the Knowledge of Seller, each Qualified Plan complies in all material respects with all Laws, and the IRS has issued favorable determination letters to the effect that the forms of Qualified Plans (or predecessor plans) satisfy the requirements of Section 401(a) and related sections of the Code. To the Knowledge of Seller, there are no facts or circumstances that exist that would reasonably be expected to jeopardize or adversely affect in any material respect the qualification under Code Section 401(a) of any Qualified Plan.

                  (c) As of the Closing Date, full payment will be made to each Employee Benefit Plan of all contributions (including all employer contributions and employee salary reduction contributions) that are required under the terms thereof and under ERISA or the Code to be made on or prior to that date. No "accumulated funding deficiency" (as defined in ERISA Section 302 or Code Section 412), whether or not waived, exists with respect to any Pension Plan. None of the Holders, the Companies, any ERISA Affiliate or any organization to which any Holder is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction to evade liability, within the meaning of Section 4069 of ERISA.

                  (d) To the Knowledge of Seller, each Employee Benefit Plan has been administered substantially in accordance with its terms. In addition, to the Knowledge of Seller, each Employee Benefit Plan complies substantially with and has been administered substantially in accordance with, any applicable provisions of ERISA and the rulings and regulations promulgated thereunder (including the continuation coverage requirements of group health plans under COBRA), and all other applicable Laws, and all reports, returns and other documentation that are required to have been filed with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency (federal, state or local) have been filed on a timely basis, in each instance in which the failure to file such reports, returns and other documents would result in any material liability or obligation to any Holder, SSBI or the Subsidiaries. No unresolved lawsuits or formal legal complaints have been filed or, to the Knowledge of Seller, are contemplated or threatened, with respect to any Employee Benefit Plan.

                  (e) Except as described on Schedule 3.20 attached hereto, no Holder, Company nor any ERISA Affiliate has received a notice of, or incurred, any withdrawal liability with respect to a "multiemployer plan" (as defined in ERISA Section 4001(a)(3)).

                  (f) Neither SSBI nor any Subsidiary has incurred any material liability with respect to any Welfare Plan that was not reflected in the Interim Balance Sheet. Except as set forth in Schedule 3.20, or as required under COBRA or the terms of any Pension Plan, neither SSBI nor any Subsidiary is obligated to provide or to pay any benefits to former employees or to their dependents or beneficiaries.

         SECTION 3.21 AFFILIATE TRANSACTIONS. Schedule 3.21 contains an accurate and complete list of all Contracts or transactions relating to the Business, whether or not entered into in the ordinary course of business, to or by which an Affiliate of SSBI and its Subsidiaries is a party or otherwise bound or affected at any time currently or during the past three (3) years. All contracts listed on Schedule 3.21 are in writing, copies of which have been provided to Purchaser. All contracts listed on Schedule 3.21 may be cancelled by SSBI without penalty on notice of 30 days, except as noted on Schedule 3.21.

         SECTION 3.22 NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth on Schedule 3.22:

                  (a) SSBI and the Subsidiaries have complied with all Laws which are applicable to such Persons and the Business and each Affiliate of SSBI and the Subsidiaries have also complied with all Laws related to the Business, except, in each case, where the failure to comply would not have, or would not reasonably be expected to have, a Material Adverse Effect;

                  (b) There are no (i) lawsuits, claims, suits or proceedings pending or, to the Knowledge of Seller, threatened against SSBI and the Subsidiaries related to the Business, or (ii) investigations pending regarding the same nor, to the Knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending or contemplated in which SSBI or any Subsidiary relating to the Business is the plaintiff or claimant;

                  (c) There is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

                  (d) The Donor Centers are and have continuously been IQPP Certified.

         SECTION 3.23 INSURANCE. Schedule 3.23 contains a complete and accurate list of all policies or binders for business interruption, fire and casualty, liability (general, products and other liability), worker's compensation, title, errors and omissions and other forms of insurance maintained by SSBI, the Subsidiaries and Affiliates thereof that relate to the Business, which list includes the (a) type of insurance, (b) named insurer, (c) named insured, (d) nature of coverage, (e) premium, (f) policy limits, (g) deductibles and (h) expiration date, maintained, owned or held by such Person during the period from January 1, 2003 up to and including the date hereof. Such insurance provides, and during its term has provided, coverage to the extent and in the manner (i) adequate for the conduct of the Business in the ordinary course, (ii) as may be required by any Laws and (iii) to the Knowledge of Sellers, as typically maintained by companies engaged in the same or a similar business as the Business. The aforementioned Persons have complied, in all material respects, with the applicable insurance policies or binders, and are not in material default under any such policies or binders, and have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. The insurers have not refused, denied or disputed coverage of any material claim made thereunder. To the Knowledge of Seller, no insurer intends to reduce coverage, increase premiums in any material respect or not renew any existing policy or binder. A Holder has provided or made available to a Purchaser correct and complete copies of the policies and binders, and, if any, the most recent inspection reports received from insurance underwriters as to the condition of the Assets.

         SECTION 3.24 ENVIRONMENTAL PROTECTION. (a) Except as set forth in
Schedule 3.24, each Company is currently in compliance in all respects with all Environmental Laws, except, in each case, where the failure to comply would not have, or would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Schedule 3.24, no Company or Holder has received any notice to the effect that, or otherwise has knowledge that, (i) SSBI or any Subsidiary is not currently in compliance with, or is in violation of, any Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are likely to result in a failure of SSBI or any Subsidiary to comply with, or a violation by any Company of, any Environmental Laws or Permits required thereunder. Except as set forth in Schedule 3.24, each Company or any Affiliate of any Company related to the Business at all times during the previous three (3) years has been in compliance in all material respects with all Environmental Laws, except, in each case, where the failure to comply would not have, or would not reasonably be expected to have, a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.24, there are no existing or, to the Knowledge of Seller, potential Environmental Claims against SSBI or any Subsidiary, nor has any of them received any notification or knowledge of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by SSBI or any Subsidiary.

                  (c) To the Knowledge of the Seller, no underground tank or other underground storage receptacle for Hazardous Substances is currently located on the properties of the SSBI or any of the Subsidiaries and there have been no Releases of any Hazardous Substances from any such underground tank or related piping. Neither SSBI nor any of the Subsidiaries has Released, in the last five years, Hazardous Substances in quantities exceeding the reportable quantities as defined under any Law on, upon or into the properties of SSBI or any of the Subsidiaries other than those authorized by Environmental Laws including, without limitation, the Governmental Permits required thereunder.

                  (d) Except as set forth in Schedule 3.24, to the Knowledge of the Seller there are no PCBs or asbestos located at or on the properties of SSBI or the Subsidiaries.

                  (e) Except as set forth in Schedule 3.24, there are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than Permits) or liens by, any Governmental Body relating to any Environmental Law which regulate, obligate or bind SSBI or the Subsidiaries.

                  (f) Except as set forth in Schedule 3.24, true and correct copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments which have been conducted, either by any Holder, SSBI or any Subsidiary related to the Business or any person engaged by any Holder, SSBI or any Subsidiary for such purpose, at any facility owned or formerly owned by SSBI or any Subsidiary have been delivered to Buyer and a list of all such reports, audits and assessments is set forth on Schedule 3.24.

                  (g) Neither SSBI nor any Subsidiary is subject to the environmental liabilities of any third party, whether by contractual agreement or operation of law.

         SECTION 3.25 CUSTOMERS AND SUPPLIERS. Set forth on Schedule 3.25 hereto is (i) a list of the twenty (20) largest customers and the twenty (20) largest suppliers (measured by dollar volume of purchases or sales in each case) of the Business for the nine (9) months ended September 30, 2003. Except as set forth on Schedule 3.25, as of the date hereof there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of SSBI and its Subsidiaries with any customer or group of customers or supplier or group of suppliers listed on
Schedule 3.25, or whose purchases or sales individually or in the aggregate are material to the operations of the Business.

         SECTION 3.26 NO BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Holder, SSBI or the Subsidiaries or any of their respective officers, directors, employees, equity holders or Affiliates.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         The Purchasers represent and warrant to the Holders as follows:

         SECTION 4.1 ORGANIZATION. Each Purchaser is duly organized, validly existing and in good standing (where such jurisdiction recognizes such concept) under the laws of its jurisdiction of organization, and has full corporate power and authority to conduct its business as it is presently conducted and to own, operate and lease its assets. Buyer is classified as a corporation for U.S. federal income tax purposes and is eligible to make a Section 338(h)(10) Election as contemplated herein.

         SECTION 4.2 AUTHORIZATION. Each Purchaser has all necessary right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of the Purchasers are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Purchasers. This Agreement has been duly executed and delivered by each Purchaser and is a valid and binding obligation of each Purchaser enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought at law or in equity).

         SECTION 4.3 NO BROKERS. Except as set forth on Schedule 4.3, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers or any of their respective officers, directors, employees, equity holders or any of their respective Affiliates.

         SECTION 4.4 NON-CONTRAVENTION. Neither the execution or delivery of this Agreement, the Transition Services Agreement, the Non-Competition Agreement or any other document or instrument contemplated herein to be signed by a Purchaser nor the consummation of the transactions contemplated hereby or thereby by a Purchaser will (a) conflict with or result in the breach of any term or provision of, or constitute a default under, the Organizational Documents of either Purchaser, (b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any provisions of any material agreement of a Purchaser, (c) result in the creation or imposition of any Encumbrance on any material asset of a Purchaser, (d) violate any Laws applicable to any Purchaser, or (e) require on the part of any Purchaser, as of the date hereof, the approval, consent, waiver, authorization or act of, the making of any declaration, filing or registration with, or notice to, any Person, except with respect to clauses (b), (c), (d) and (e) where such default, termination, cancellation, acceleration of an Encumbrance or violation or the absence of any such approval, consent, waiver, authorization act, declaration, filing or registration either individually or taken as a whole, would not, or would not reasonably be expected to have an adverse effect on Purchasers' ability to consummate the transactions contemplated herein or to perform Purchasers' obligations hereunder.

         SECTION 4.5 FINANCIAL CAPACITY. Buyer Parent has, and Buyer will have as of the Closing Date, the funds necessary to pay the Cash Purchase Price.

         SECTION 4.6 PURCHASE FOR OWN ACCOUNT. The Purchasers are acquiring the SSBI Common Stock solely for their own account, and not with the view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended, or any other securities Law. The Purchasers acknowledge that none of the SSBI Common Stock is registered under the Securities Act of 1933, as amended, and may not be transferred or sold except pursuant to an applicable exemption therefrom.

                                   ARTICLE V
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         SECTION 5.1 CONDUCT OF BUSINESS. The Holders, jointly and severally, covenant that during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with Article X, without Buyer Parent's prior written consent:

                  (a) Affirmative Covenant Pending Closing. With respect to the Business, the Holders shall and shall cause SSBI, each Subsidiary and each Affiliate thereof relating to the Business to:

                  (i) use commercially reasonable efforts to preserve intact its business organization and keep available the services of the present employees, agents, consultants and independent contractors, in each case consistent with the past practices of the Business;

                  (ii) use commercially reasonable efforts to keep in effect the insurance covering the Assets and the Business in effect on the date of this Agreement; and

                  (iii) use commercially reasonable efforts to preserve the Business and to operate the Business only in the ordinary course consistent with past practices, and consistent with past practices, advertise, promote and market its services, keep its properties intact, preserve the goodwill of the Business, and maintain its physical properties in good operating condition.

                  (b) Negative Covenant Pending Closing. With respect to the Business, the Holders shall not and shall cause SSBI, each Subsidiary and each Affiliate thereof relating to the Business not to:

                  (i)      directly or indirectly (including by any Affiliate)
         (A) solicit, initiate or encourage submission of proposals or offers from any Person relating to any acquisition or purchase of assets (other than in the ordinary course of business and consistent with the past practices of the Business) of, or any Equity Securities in, or any merger, consolidation or business combination with, SSBI, any Subsidiary or otherwise related to the Business (an "Acquisition Proposal"), (B) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person, (C) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal or (D) sell, transfer, or otherwise dispose of, or enter into any agreement, arrangement or understanding with respect to, any interest in the assets (other than in the ordinary course of business and consistent with the past practices of the Business) or Equity Securities of SSBI, or any Subsidiary or otherwise related to the Business provided that nothing in this Section 5.1(b)(i) shall prohibit or restrict Seller or Seller Parent from engaging in, facilitating, encouraging, negotiating or providing information with respect to, directly or indirectly, any sale, merger consolidation or business combination involving Seller Parent as a whole or involving any Subsidiary or Affiliate of Seller Parent or Seller other than SSBI or the Subsidiaries. Seller Parent shall and shall cause its Affiliates to provide Buyer Parent with notification as soon as practicable (but in no event later than 48 hours) of any Acquisition Proposal that it or any Affiliate thereof receives during the period after the date of this Agreement and the earlier of the Closing and the termination of this Agreement (including details of the Acquisition Proposal and copies of any written correspondence, including electronic mail) and shall inform any such Person that it will not engage in any discussions with, or entertain any offers from, such Persons during the period set forth above;

                  (ii) make any acquisition of property other than in the ordinary course of the Business and consistent with the past practices of the Business;

                  (iii) enter into, modify, change, alter, terminate or allow to lapse any Material Contract with any Person other than such Material Contracts that expire in accordance with their terms, absent default, breach or non-performance;

                  (iv) prepare or file any Tax Return, or amendment to a Tax Return, inconsistent with past practices or, on any such Tax Return, or amendment to a Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or prior to the Closing
         Date);

                  (v) take any action to change any accounting method or practice or any method of reporting income, deductions or other items for income tax purposes, except as required by a change in GAAP or applicable law occurring after the date of this Agreement;

                  (vi) change or modify the current corporate form of SSBI or any Subsidiary or amend the Organizational Documents of SSBI or any Subsidiary;

                  (vii) alter, modify, change or cause the loss of or reduction in the Business or business relationships with customers, suppliers, distributors or others having dealings with the Business;

                  (viii) change the compensation, fringe benefits or payment arrangement of any officer, director, employee, agent, consultant or independent contractor or enter into or modify any Employee Benefit Plan or employment agreement of SSBI or the Subsidiaries, except in the ordinary course of business or as required by Law; or

                  (ix) agree or commit to do or authorize any of the foregoing.

         SECTION 5.2 ACCESS PRIOR TO CLOSING.

                  (a) Except as may be otherwise prohibited by applicable Law, upon reasonable notice, the Holders shall cause each of the Companies and Affiliates thereof related to the Business and each of their directors, officers, partners, members, agents and employees to afford Buyer Parent and its representatives (including, without limitation, its independent public accountants, banks or other lenders' representatives and attorneys) reasonable access during regular business hours from the date hereof through the Closing to any and all of the premises, properties, Contracts, Books and Records, Donor Records, data and personnel of each of the Companies and Affiliates thereof as such relates to the Business. The Holders shall and will cause each of the Companies and Affiliates thereof related to the Business and each of their directors, officers, partners, members, agents and employees to cooperate fully in connection with the foregoing and to use their respective commercially reasonable efforts to provide to

Buyer Parent such information and documents concerning the Companies and the Affiliates of any Company relating to the Business as reasonably may be requested.

                  (b) The Holders shall and cause each of SSBI, the Subsidiaries and Affiliates thereof related to the Business to permit Buyer Parent or any of its designated representatives to contact and/or conduct direct visits with any and all customers and suppliers of the Business in order to discuss, among other things, the potential operation of the Business following the consummation of the transactions contemplated by this Agreement.

         SECTION 5.3 FURTHER ASSURANCES. At any time and from time to time at or after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, Books and Records, Donor Records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

         SECTION 5.4 NOTICES. If any Holder discovers any fact, event, condition or circumstance that causes any representation or warranty made by the Holders to the Purchasers in this Agreement to become untrue or inaccurate at any time after the date of this Agreement, the Holders shall promptly (but in no event later than one business day) notify Purchasers in writing of such fact, event, condition or circumstance. If any Holder discovers any development, event, circumstance or condition occurring after the date hereof that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business, the Holders shall promptly (but in no event later than one business day) notify Purchasers in writing of such development, event or circumstance or condition. If any Purchaser discovers any fact, event, condition or circumstance that causes any representation or warranty made by a Purchaser to the Holders in this Agreement to become untrue or inaccurate at any time after the date of this Agreement, the Purchasers shall promptly (but in no event later than one business day) notify Holders in writing of such fact, event, condition or circumstance. No supplement or amendment to a disclosure schedule shall be deemed to supplement or amend such disclosure schedule for purposes of determining the accuracy of any of the representations and warranties made by any party in this Agreement unless such supplement or amendment relates to or arises from any event, condition, or circumstance first occurring after the date hereof.

         SECTION 5.5 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Between the date hereof and the Closing Date each of the parties hereto shall refrain from taking any action which would render any of its respective representations or warranties contained in Articles III and IV of this Agreement inaccurate as of the Closing Date.

         SECTION 5.6 PUBLIC ANNOUNCEMENTS. No party to this Agreement may issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior written consent of the other parties, except that either party may make any disclosure required to be made under applicable Law or the rules and regulations of the New York Stock Exchange, the Nasdaq Stock Market or any other stock exchange applicable to such party if such party determines in good faith that it is necessary to do so.

         SECTION 5.7 CONFIDENTIAL INFORMATION. The parties acknowledge that the transactions contemplated by this Agreement are of a confidential nature and shall not be disclosed except to consultants, advisors, lenders or other financial sources and Affiliates with a need to know, or as required by law. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations under this Agreement, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality of such information and not disclose such information, except to consultants, advisors, lenders or other financial sources and Affiliates, or as required by law. In the event a party is required to disclose such confidential information, it shall promptly notify the other party of such requirement and shall reasonably cooperate with the other party in protecting such information to the extent possible under applicable law. Following the Closing, the Holders shall and shall cause their Affiliates to treat all proprietary information related to the Business as confidential. Notwithstanding anything herein to the contrary, any party to this Agreement (or any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

         SECTION 5.8 TRANSFER OF EMPLOYEES. On the Closing Date, Seller Parent shall terminate the employees of Seller Parent listed on Schedule 5.8 and Buyer Parent shall cause SSBI to offer employment, on an at-will basis, to such employees at the same or greater base salary as identified on Schedule 5.8. Seller Parent shall be responsible for paying any claims of any kind or description whatsoever arising under relating to the employment, prior to the Closing Date, of such employees of Seller Parent.

         SECTION 5.9 RE-ALIGNMENT OF ASSETS AND LIABILITIES.

                  (a) On the Closing Date, but immediately prior to the transfer of the SSBI Common Stock pursuant to Section 2.1, pursuant to an assignment and assumption agreement in form and substance substantially as set forth as Exhibit C (the "Assignment and Assumption Agreement"), the following transactions shall occur: (i) Seller shall assume all obligations of SSBI with respect to the Retained Leases in existence immediately prior to the Closing and agree to pay, perform and discharge the same as and when due; (ii) Seller Parent shall sell, convey, transfer and assign, free of all Encumbrances, all of its right, title and interest in and to the assets described on Schedule 3.7(i) to SSBI; (iii) SSBI and each of the Subsidiaries shall distribute, assign, transfer and convey to Seller (including by merger with or into any Affiliate of Seller) any and all of their right, title and interest in and to the issued and outstanding shares of capital stock or other equity interests of any nature, as the case may be, in each of the Retained Companies (except for any such stock or other equity interests that are held by another Retained Company, which shall be retained by such Retained Company); and (iv) SSBI shall distribute, assign, transfer and convey to Seller any and all of its right, title and interest to receive any payment or other compensation from Cangene related to the performance by SSBI prior to the Closing Date pursuant to that certain Plasma Supply Agreement, dated as of June 18, 2002, between SSBI and Cangene.

                  (b) Seller Parent shall use commercially reasonable efforts to effect the following transactions as promptly as practicable following the date of this Agreement: (i) the release of SSBI from any and all obligations to and liability for the Retained Leases; and (ii) the termination of the Seller Parent's guarantee of the performance by SSBI of its obligations pursuant to the Pensacola Lease and the Charlotte Lease. Buyer Parent shall, and shall cause SSBI and the Subsidiaries to, use commercially reasonable efforts to assist Seller Parent to effect the foregoing transactions. Without limiting the generality of the foregoing undertaking, Buyer Parent agrees to supply to the lessors of the Columbia Lease, the Pensacola Lease and the Charlotte Lease such information regarding its financial condition as such lessors shall reasonably request.

         SECTION 5.10 INSURANCE. Effective as of the Closing, Buyer Parent shall obtain such insurance coverage with respect to the Business and the Assets as it shall determine to be necessary and prudent in its sole discretion. Effective as of the Closing, Seller shall be permitted to terminate any and all policies of insurance maintained by it with respect to the Business and the Assets. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Business prior to the Closing Date for which SSBI, the Subsidiaries or any Purchaser may be liable and for which Seller would be entitled to assert, or cause any other person or entity to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller, at the request of Buyer Parent, Seller will use reasonable efforts to assert, or to assist Buyer Parent to assert, one or more claims under such insurance covering such loss, liability or damage, provided that all of Seller's or any of its Affiliates' out-of-pocket costs and expenses incurred in connection with the foregoing are promptly reimbursed by Buyer Parent. Seller will be deemed, solely for the purpose of asserting claims pursuant to the immediately preceding sentence, to have retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of insurance.

         SECTION 5.11 NAME CHANGE. On or before the sixtieth (60th) day following the Closing, Buyer Parent shall cause the Subsidiaries (other than Allegheny) to change their names to a name that does not include the word "Serologicals" or any form thereof. SSBI shall, as soon as practicable following the Closing, and in any event within sixty (60) days thereof, file with the United States Food and Drug Administration, the German Health Authority, and any other applicable Governmental Body applications to change the name of SSBI to a name that does not include the word "Serologicals" or any form thereof. SSBI shall use commercially reasonable efforts to cause such applications to be approved as soon as reasonably practicable. SSBI shall change its name to such other name promptly following its receipt of approval of all such name change applications.

         SECTION 5.12 CANGENE REA. Following the Closing Date, Buyer and Buyer Parent shall cause SSBI to continue to assert against Cangene Corporation the Request for Equitable Adjustment relating to that certain Plasma Supply Agreement, dated June 18, 2002, by and between SSBI and Cangene Corporation, that is pending on the date hereof. Furthermore, Purchasers shall cause SSBI to assert and to pursue diligently any claim in litigation or arbitration that Seller Parent shall direct SSBI to assert against Cangene Corporation following the Closing Date to the extent that the same is related to the Request for Equitable Adjustment. Without limiting the generality of the foregoing, Purchasers shall (i) cause duly authorized officers of SSBI to provide reasonable assistance to Seller Parent in its preparation, on behalf of

SSBI, of any such claim following the Closing Date and to execute on behalf of SSBI any and all pleadings and other documents and instruments as shall be necessary or desirable in connection with the assertion of such claim; (ii) cause personnel of SSBI and the Subsidiaries with knowledge relevant to the Request for Equitable Adjustment or other claims related thereto to provide testimony at such times and places as Seller Parent shall reasonably request; and (iii) cause SSBI to provide reasonable access to the books, records and facilities of SSBI to the extent necessary or desirable in connection with the Request for Equitable Adjustment or other claims. Seller Parent shall, promptly following demand, reimburse SSBI, Buyer and Buyer Parent for all expenses incurred by them in connection with providing the assistance and cooperation required by this Section 5.12, which expenses shall include, without limitation, a reasonable hourly charge for the time of the SSBI, Buyer and Buyer Parent personnel whose assistance is required by Seller Parent.

         SECTION 5.13 NECESSARY ACTIONS. The parties hereto shall use all commercially reasonable efforts to effect the Closing as promptly as possible after the date hereof.

                                  ARTICLE VI
                               INCOME TAX MATTERS

         SECTION 6.1 FEDERAL INCOME TAXES IN GENERAL.

                  (a) The income and other Tax items of SSBI and the Subsidiaries for all periods ending on or before the Closing Date shall be included in the consolidated federal income Tax Return of the affiliated group of which Seller Parent is the common parent. Seller Parent shall be responsible for any federal income Taxes of SSBI and the Subsidiaries and the other members of the Seller Parent Group related to such periods and of any other member of such affiliated group not paid. Neither the Purchasers nor SSBI nor the Subsidiaries shall be required to reimburse the Holders or any other Person for any such Taxes; and the Holders shall indemnify and hold the Purchasers, SSBI and the Subsidiaries harmless from all liabilities for any such Taxes. Seller Parent shall be entitled to any refunds (except any reflected on the Balance Sheet or resulting from carrybacks from taxable periods ending after the Closing Date) not heretofore received for taxable periods of SSBI and the Subsidiaries ending on or before the Closing Date; provided, however, that any amount payable by the Purchasers, or SSBI or the Subsidiaries to Seller Parent in respect of any such refund shall be reduced by the amount of any Taxes incurred, and the present value (based on a discount rate of 4.75 percent) of any Taxes to be incurred, by the Purchasers, or SSBI or the Subsidiaries as a result of the accrual or receipt of the refund.

                  (b) The Purchasers, SSBI and the Subsidiaries shall be responsible for and shall indemnify and hold Seller Parent harmless from all federal income Taxes (except Taxes resulting from any adjustments to or changes in Tax items relating to any Taxable period ending on or before the Closing
Date) of SSBI and the Subsidiaries for any taxable period beginning after the Closing Date and during which the Purchasers own (directly or indirectly) the capital stock of SSBI and the Subsidiaries. The Purchasers, SSBI and the Subsidiaries shall be entitled to all refunds of such Taxes.

         SECTION 6.2 OTHER INCOME TAXES IN GENERAL.

                  (a) For purposes of this Agreement, the term "state, local, or foreign income Tax" means any Tax, however denominated, that is based on or measured by net or gross income and imposed by any Governmental Body other than the United States of America.

                  (b) With respect to taxable periods of SSBI and the Subsidiaries ending on or before the Closing Date, Seller Parent shall prepare and file Tax Returns for and shall be responsible for the payment of any state, local, or foreign income Taxes of SSBI and the Subsidiaries and the other members of the Seller Parent Group not heretofore paid. Neither the Purchasers nor SSBI nor the Subsidiaries shall be required to reimburse Seller Parent or any other Person for any such Taxes. Seller Parent shall indemnify and hold the Purchasers and SSBI and the Subsidiaries harmless from all liabilities for any such Taxes of SSBI and the Subsidiaries, and any entity with which SSBI and the Subsidiaries files or has filed a unitary, consolidated, or combined return. Seller Parent shall be entitled to refunds (except for any resulting from carrybacks from taxable periods ending after the Closing Date) not heretofore received for taxable periods of SSBI and the Subsidiaries ending on or before the Closing Date; provided, however, that any amount payable by the Purchasers or SSBI or the Subsidiaries to Seller Parent in respect of any such refund shall be reduced by the amount of any Taxes incurred, and the present value (based on a discount rate of 4.75 percent) of any Taxes to be incurred, by the Purchasers or SSBI or the Subsidiaries as a result of the accrual or receipt of the refund.

                  (c) The Purchasers, SSBI and the Subsidiaries shall be responsible for and shall indemnify and hold Seller Parent harmless from all state, local, or foreign income Taxes (except Taxes resulting from any adjustments to or changes in Tax items relating to a taxable period ending on or before the Closing Date) of SSBI and the Subsidiaries for any taxable period beginning after the Closing Date and during which the Purchasers own (directly or indirectly) the capital stock of SSBI and the Subsidiaries. The Purchasers, SSBI and the Subsidiaries shall be entitled to all refunds of such Taxes.

                  (d) If SSBI and the Subsidiaries are required to file a state, local, or foreign income Tax Return for a taxable period covering days before and after the Closing Date, Buyer Parent shall cause such return to be filed, but Seller Parent shall pay to Buyer Parent (as an adjustment to the Purchase Price) the amount by which (i) the Tax attributable to the period through the Closing Date exceeds (ii) the amount of such Tax not yet paid by a Holder or by SSBI or any Subsidiary prior to the Closing. The Tax attributable to the period through the Closing Date shall be determined as if that period were a separate taxable year. If the Tax attributable to such period is not paid in full by a Holder, Buyer Parent shall notify Seller Parent in writing of such fact and Seller Parent shall immediately pay the same.

         SECTION 6.3 COOPERATION.

                  (a) The Purchasers agree to cooperate and to cause SSBI and the Subsidiaries to cooperate with Seller Parent to the extent reasonably required after the Closing Date in connection with (i) the filing, amendment, preparation, and execution of all income Tax Returns, the Section 338(h)(10) Elections, and other income Tax documents with respect to any taxable period of SSBI and the Subsidiaries ending on or before the Closing Date, (ii) contests concerning the application of any income Tax or the Tax due for any such period, and (iii) audits and other proceedings conducted by taxing authorities with respect to any such period. Within a reasonable time after the Purchasers, or any of SSBI and the Subsidiaries receive official notice of any such contest, audit, or other proceeding, the Purchasers shall notify or cause the applicable Person to notify Seller Parent of such contest, audit, or other proceeding. In any case where SSBI and the Subsidiaries are responsible under applicable law for the defense of such contest, audit, or other proceeding, Seller Parent shall have the right to conduct the defense at Seller Parent's expense and in cooperation with the Purchasers, SSBI and the Subsidiaries.

                  (b) Seller Parent shall hold the Purchasers, SSBI and the Subsidiaries harmless from any increase in income Tax (for any taxable period) and any other liability resulting from adjustments to or changes in Tax items relating to SSBI and the Subsidiaries and/or Seller Parent Group for any taxable period ending on or before the Closing Date, whether such adjustments or changes are voluntarily made or are required by a taxing authority. Except as may be required by a Law or as provided in Section 6.3(d), no amended income Tax Return shall be filed, and no change in any income Tax accounting method and no income Tax election shall be made by, on behalf of, or with respect to SSBI and the Subsidiaries, for any taxable period ending on or before the Closing Date without the express written consents of Seller Parent and Buyer Parent, which consents shall not be unreasonably withheld.

                  (c) Seller Parent agrees to make available to the Purchasers, SSBI and the Subsidiaries, records in the custody of either of Seller Parent or any Affiliate thereof, to furnish other information (including, without limitation, all adjustments to and changes in Tax items of SSBI and the Subsidiaries for taxable periods ending on or before the Closing
Date), and otherwise to cooperate to the extent reasonably required for the preparation or filing of (i) Tax Returns, the Section 338(h)(10) Elections, and other income Tax documents relating to SSBI and the Subsidiaries for Taxable periods beginning on or ending after the Closing Date or (ii) any required information return or report relating to Buyer's acquisition of the SSBI Common Stock.

                  (d) The Holders acknowledge that the Purchasers, SSBI and the Subsidiaries shall be entitled to the income Tax benefit of any loss, credit, or other item of SSBI and the Subsidiaries that (i) has arisen or arises before the Closing Date but is reportable in or carried forward to a Taxable period ending after the Closing Date or (ii) arises after the Closing Date, although such loss, credit, or other item may be carried back to a Taxable period ending on or before the Closing Date. The Holders agree to cooperate with the Purchasers, SSBI and the Subsidiaries in taking such action as may be necessary (including, without limitation, amending any return or report and filing any claim for refund) for the Purchasers, SSBI and the Subsidiaries to realize the Tax benefit of carrying such a loss, credit, or other item back (if possible) to a taxable period ending on or before the Closing Date. Seller Parent promptly shall pay or cause to be paid to Buyer (i) any amount received as a refund and (ii) if not realized as a refund, the amount of any reduction in Tax liability (of SSBI and the Subsidiaries, the Holders, or any other member of the affiliated group of which Seller Parent is a member) resulting from the use of such a loss, credit, or other item; provided, however, that the amount so payable by Seller Parent shall be reduced by the amount of any Taxes incurred, and the present value (based on a discount rate of 4.75 percent) of any Taxes to be incurred, by Seller Parent or any such other member of its affiliated group as a result of the accrual or receipt of any such refund.

         SECTION 6.4 TERMINATION OF TAX-SHARING AGREEMENTS. This Article VI supersedes any and all Tax-sharing or similar agreements to which (i) SSBI and the Subsidiaries and (ii) any Holder or any Affiliate of any Holder are parties. Neither (i) SSBI and the Subsidiaries nor (ii) the Holders (or any affiliate of the Holders) shall have any obligation or right with respect to each other under any such agreement after the Closing Date.

         SECTION 6.5 RELATIONSHIP OF THIS ARTICLE TO ARTICLE IX. The indemnities provided in this Article VI are in addition to, but not in duplication of, the indemnities provided in Article IX. Sections 9.3 and 9.5 shall not apply to any claim or liability to which this Article VI applies or for breach of any covenant under this Article VI. Section 9.6(b) shall apply to third-party claims subject to indemnification under this Article VI, except that the provisions of this Article VI (rather than the provisions of Section 9.6(b)) shall apply in the event and to the extent of any inconsistency between
Section 9.6(b) and this Article VI. Sections 9.2 and 9.4 shall apply to Tax claims and liabilities to which this Article VI does not apply.

         SECTION 6.6 SECTION 338(H)(10) ELECTION.

                  (a) Following the Closing, Seller Parent and Buyer shall make a Section 338(h)(10) Election, shall cooperate with each other fully with respect to such election, shall file all Tax Returns in a manner consistent with such election, and shall take no action, nor omit to take any action, that would adversely affect the validity of such election. Seller Parent and Buyer each shall execute an IRS Form 8023 and an IRS Form 8883, together with any corresponding or similar forms required under state, local or foreign tax law to effectuate a valid Section 338(h)(10) Election (collectively, the "Forms"). Buyer shall provide Seller Parent with the "deemed sales prices" of each of the assets of SSBI and the Subsidiaries covered by the Section 338(h)(10) Election, which shall be consistent with the 338(h)(10) Allocation. Buyer shall retain custody of the Forms prior to filing, and Buyer shall file or cause to be filed such Forms with the appropriate office(s) of the IRS (as well as any state, local or foreign taxing authorities, if required) as necessary to complete a valid and timely Section 338(h)(10) Election.

                  (b) Buyer shall determine and provide to Holders, within thirty (30) days following the Closing Date, the allocation of the purchase price, as determined for United States income tax purposes, among the assets deemed acquired for United States federal income tax purposes assuming a 338(h)(10) Election were made. Such allocation shall be made in accordance with the Code and any applicable treasury regulations. Holders shall notify Buyer in writing within fifteen (15) days following such allocation if Holders disagree with such allocation, identifying with reasonable specificity the items with which Holders disagree. If Holders and Buyer cannot reach written agreement within seven (7) days thereafter, their disagreements, limited to only those issues still in dispute ("Allocation Disputes"), shall be promptly submitted to a nationally recognized firm of independent certified public accountants as to which the parties mutually agree (the "Tax Arbiter"), which firm shall conduct such additional review as is necessary to resolve the specific Allocation Disputes referred to it. Buyer and Holders will cooperate fully with the Tax Arbiter to facilitate its resolution of the Allocation Disputes, including by providing the information, data and work papers used by each party to calculate the Allocation Disputes, and making its personnel and accountants available to explain any such information, data or work papers. Based upon such review and other information, the Tax Arbiter shall determine the amount of the 338(h)(10) Allocation strictly in accordance with the terms of this Section 6.6(b) (the "Tax Arbiter Determination"). Such determination shall be completed as promptly as practicable but in no event later than thirty (30) days following the submission of the Allocation Disputes to the Tax Arbiter and shall be explained in reasonable detail and confirmed by the Tax Arbiter in writing to, and shall be final and binding on, Buyer and Holders for purposes of this Section 6.6(b).

                  (c) In connection with the Section 338(h)(10) Election, the parties shall treat SSBI's distribution of the Retained Assets to Seller pursuant to Section 5.9 as occurring pursuant to a plan of complete liquidation of SSBI, in accordance with U.S. Treasury Regulation Section 1.338(h)(10)-1(e), Example (2).

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

         SECTION 7.1 THE HOLDERS' CONDITIONS TO CLOSE. The obligations of the Holders under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by either Holder:

                  (a) Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on the Closing Date (except to the extent that they expressly relate to an earlier date) as if such representations and warranties were made as of the Closing Date;

                  (b) Covenants. The Purchasers shall have performed and complied with all of the covenants and agreements contained in this Agreement in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by the Purchasers at or prior to the Closing;

                  (c) Consents and Approvals. The Holders shall have received such approvals, consents, permits and waivers set forth on Schedule 7.1(c);

                  (d) No Proceedings or Litigation. No action, suit or proceeding by any Person or any Governmental Body has been instituted or threatened for the purpose of enjoining or preventing, or which questions the validity or legality of the transactions contemplated hereby;

                  (e) Transition Services. The Purchasers and Holders shall have entered into a transition services agreement (i) for the provision by Holders to SSBI of those transition services outlined on Schedule 7.1(e) for six months following the Closing Date at a cost to SSBI equal to the direct allocated actual cost of Holders to provide such services plus an allocation of overhead associated with providing such services; (ii) providing for appropriate indemnification for Holders and (iii) otherwise on terms and conditions reasonably acceptable to Holders; and

                  (f) Closing Deliveries. The Purchasers shall have delivered all documents described in Section 8.2.

         SECTION 7.2 THE PURCHASERS' CONDITIONS TO CLOSE. The obligations of the Purchasers under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by either of the Purchasers:

                  (a) Representations and Warranties. The representations and warranties of the Holders contained in this Agreement shall be true and correct in all respects on the Closing Date (except to the extent that they expressly relate to an earlier date) as if such representations and warranties were made as of the Closing Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, in the aggregate a Material Adverse Effect;

                  (b) Covenants. The Holders shall have performed and complied with all the covenants and agreements contained in this Agreement in all material respects and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by the Holders at or prior to the Closing;

                  (c)      Reserved;

                  (d) No Proceedings or Litigation. No action, suit or proceeding by any Person or any Governmental Body has been instituted or threatened for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated hereby;

                  (e) Distribution of Retained Companies. On the Closing Date, but prior to the transfer of the SSBI Common Stock pursuant to Section 2.1, SSBI and the Subsidiaries shall have distributed, assigned, transferred and conveyed to Seller all of the issued and outstanding shares of capital stock or other equity interests of any nature in each of the Retained Companies;

                  (f) Intercompany Debt Forgiveness. Seller Parent shall have delivered to the Purchasers documentation reasonably satisfactory to the Purchaser, that reflects that any and all amounts for indebtedness owed by SSBI and the Subsidiaries to any of their Affiliates or to SSBI or the Subsidiaries by any of their Affiliates have been extinguished;

                  (g) Termination of Obligations Pursuant to Credit Agreement. Seller Parent shall have delivered to the Purchaser documentation reasonably satisfactory to the Purchasers that reflects that SSBI and each Subsidiary have been released from any and all obligations it may have pursuant to that certain Credit Agreement, dated as of August 29, 2003, among Seller Parent, as the Borrower; the subsidiaries of the Seller Parent identified therein, as the Guarantors; Bank of America, N.A., as Administrative Agent and L/C Issuer, and J.P. Morgan Chase Bank, as Syndication Agent and the other credit parties thereto;

                  (h) Legal Opinion. The executed legal opinion of King & Spalding LLP shall be delivered in the form and substance as set forth on Exhibit D;

                  (i) Closing Deliveries. Seller and Seller Parent shall have delivered all documents described in Section 8.1;

                  (j) Sublicense Agreement. That certain Sublicense Agreement, dated as of July 3, 1996, by and between Serologicals License Company, a Delaware corporation, and SSBI shall have been terminated in writing by the parties thereto, which termination document shall include a release by the parties of any liability of one to the other pursuant thereto;

                  (k) Columbia Sublease. Seller Parent shall have duly and validly assigned all of its right, title and interest in and to the Columbia Lease to SSBI; and

                  (l) Completion of Realignment. Seller and Seller Parent shall have delivered evidence reasonably satisfactory to Purchasers that the transactions described in Section 5.9(b) have been completed;

                  (m) Transition Services. The Purchasers and Holders shall have entered into a transition services agreement (i) for the provision by Holders to SSBI of those transition services outlined on Schedule 7.1(e) for six months following the Closing Date at a cost to SSBI equal to the direct allocated actual cost of Holders to provide such services plus an allocation of overhead associated with providing such services; (ii) providing for appropriate indemnification for Holders and (iii) otherwise on terms and conditions reasonably acceptable to Purchasers;

                  (n) No Material Adverse Effect. No event shall have occurred that could reasonably be expected to have a Material Adverse Effect attributable to an actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of SSBI or its Subsidiaries with any its or their respective current customers or current group of customers; and

                  (o) Estimated Note Amount. Holders shall provide Purchasers with a determination of the Estimated Note Amount not less than two
(2) days before the Closing Date.

                                 ARTICLE VIII
                                  THE CLOSING

         SECTION 8.1 DELIVERIES BY SELLER. At the Closing, the Holders shall deliver, or shall cause the delivery of, the following to the Purchasers:

                  (a) the duly executed Non-Competition Agreement, dated as of the Closing Date and in the form attached as Exhibit E (the
"Non-Competition Agreement")

                  (b) The duly executed Security Agreement, dated as of the Closing Date and in the form attached as Exhibit F (the "Security Agreement");

                  (c)      the duly executed Assignment and Assumption
Agreement;

                  (d)      the duly executed Forms;

                  (e) the certificates representing of all of the shares of capital stock, together with required instruments of conveyance, including a duly executed stock power endorsed in blank for each certificate for SSBI; and

                  (f) a resignation for each member of the board of directors (or applicable governing body) and each officer of each of the Companies resigning from his, her or its position effective as of the Closing.

         SECTION 8.2 DELIVERIES BY THE PURCHASERS. At the Closing, the Purchasers shall deliver the following to the Holders:

                  (a)      the duly executed Non-Competition Agreement;

                  (b)      the duly executed Security Agreement;

                  (c)      the Promissory Note;

                  (d)      the Short Term Promissory Note;

                  (e) a Stock Pledge Agreement dated the Closing Date by the Buyer in the form attached hereto as Exhibit G; and

                  (f) the Cash Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Purchasers at least two (2) business days prior to the Closing Date.

                                  ARTICLE IX
                           SURVIVAL; INDEMNIFICATION

         SECTION 9.1 SURVIVAL MATTERS. Except for the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.16, 3.26, 4.1, 4.2, 4.3, and
4.6 (collectively, the "Class I Representations"), the representations and warranties contained herein shall survive the Closing Date for a period of two
(2) years. Notwithstanding anything herein to the contrary, any Party's indemnification obligations hereunder with respect to (a) any breach of any Class I Representations and (b) any claim by any Party against another Party based upon fraud, intentional misrepresentation, intentional breach or gross negligence ("Intent Claims") shall survive the Closing Date until the later of the expiration of the applicable statute of limitations period or two years from the Closing Date. The covenants and agreements contained in this Agreement shall survive the Closing Date for the applicable period provided for in such covenants and agreements and if such period of survival is not provided for, the covenant and agreement shall survive the Closing Date indefinitely or for the applicable statute of limitations.

         SECTION 9.2 INDEMNIFICATION BY THE HOLDERS. The Holders, jointly and severally, agree to defend, indemnify and hold harmless the Purchasers, SSBI, the Subsidiaries, and their directors, officers, partners, managers, employees, agents, representatives, successors, assigns and Affiliates (collectively, the "Purchaser Indemnified Parties"), from and against any and all demands, claims, disputes, suits, actions, causes of action, investigations, inquiries, losses, liabilities, damages, deficiencies, assessments, judgments, costs, expenses and fees, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this Article IX) (individually, a "Purchaser Loss" or collectively, "Purchaser Losses"), directly or indirectly caused by, resulting from or arising out of:

                  (a) any inaccuracy in or misrepresentation or breach of any representations or warranties under this Agreement;

                  (b) any breach or failure of any Holder to perform or otherwise fulfill any covenant, undertaking, agreement or obligation hereunder;

                  (c)      any Intent Claim;

                  (d)      the Retained Leases; and

                  (e) the performance by any Purchaser Indemnified Party of its obligations pursuant to Section 5.12 of this Agreement.

         SECTION 9.3 LIMITATIONS ON HOLDERS' INDEMNIFICATION.

                  (a) Except as provided below in Section 9.3(c), the Holders shall have no obligation to indemnify the Purchaser Indemnified Parties pursuant to Article IX until, and only to the extent that, the aggregate amount of the Purchaser Losses subject thereto exceeds Fifty Thousand Dollars ($50,000).

                  (b) Except as provided below in Section 9.3(c), the aggregate liability of the Holders to indemnify the Purchaser Indemnified Parties for Purchaser Losses pursuant to this Article IX shall not exceed Two Million Dollars ($2,000,000).

                  (c) The limitations on Holders' indemnification obligations set forth in Section 9.3(a) and Section 9.3(b) shall not apply to any Purchaser Loss of the type described in Section 9.2(e).

         SECTION 9.4 INDEMNIFICATION BY THE PURCHASERS. The Purchasers, jointly and severally, agree to defend, indemnify and hold harmless the Holders and their directors, partners, managers, officers, employees, agents, representatives, successors, assigns and Affiliates (collectively, the "Holder Indemnified Parties") from and against any and all demands, claims, disputes, suits, actions, causes of action, investigations, inquiries, losses, liabilities, damages, deficiencies, assessments, judgments, costs, expenses and fees, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this Article IX) (individually, a "Holder Loss" or collectively, "Holder Losses"), directly or indirectly caused by, resulting from or arising out of:

                  (a) any inaccuracy in or misrepresentation or breach of any representations or warranties under this Agreement;

                  (b) any breach or failure of any Purchaser to perform or otherwise fulfill any covenant, undertaking, agreement or obligation hereunder;

                  (c)      any Intent Claim;

                  (d) the operation of the Business following the Closing and/or the use by the Purchasers of the name "Serologicals" following the Closing;

                  (e)      the Columbia Lease; and

                  (f) the guarantee by the Seller Parent of SSBI's obligations pursuant to the Charlotte Lease or the Pensacola Lease.

         SECTION 9.5 LIMITATIONS ON THE PURCHASERS' INDEMNIFICATION.

                  (a) The Purchasers shall have no obligation to indemnify the Holder Indemnified Parties pursuant to this Article IX until, and only to the extent that, the aggregate amount of the Holder Losses subject thereto exceeds Fifty Thousand Dollars ($50,000).

                  (b) The aggregate liability of the Purchasers to indemnify the Holder Indemnified Parties pursuant to this Article IX shall not exceed Two Million Dollars ($2,000,000).

         SECTION 9.6 PROCEDURES RELATING TO INDEMNIFICATION.

                  (a) An indemnified Person under Section 9.2 or 9.4 (the "Indemnified Party") shall give prompt written notice to the indemnifying party (the "Indemnifying Party") of any Loss in respect of which such Indemnified Party is seeking indemnification under Section 9.2 or 9.4, specifying in reasonable detail the nature of such Loss, the section or sections of this Agreement to which the Loss relates, and the amount of such Loss (or if not then determinable, its best estimate of the amount of such Loss), except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, and only to the extent that it is actually prejudiced by reason of such delay or failure. Any such notice given by any Indemnified Party under this Section 9.6 shall be given as provided in Section 11.2.

                  (b) If a Loss is suffered or incurred for or on account of or arises from or in connection with a Third Party Claim, the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof at its own expense; provided, however, if in the reasonable operation of the Indemnified Party's counsel, a conflict with the Indemnifying Party's legal position arises that warrants the Indemnified Party obtaining its own counsel, the Indemnifying Party shall pay the expenses of the Indemnified Party's counsel. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim. If the Indemnifying Party fails to assume the defense of any Third Party Claim within twenty (20) business days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party.

         SECTION 9.7 OTHER INDEMNIFICATION LIMITATIONS.

                  (a) In calculating amounts payable to an Indemnified Party, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made; (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Loss; and (iii) shall be reduced to take account of any net Tax benefit realized by such Indemnified Party arising from the incurrence or payment of any indemnity payments hereunder. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit after the incurrence or payment of any indemnified Loss. Each Indemnified Party shall be obligated to use its reasonable best efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and, notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with such obligation to mitigate.

                  (b) Notwithstanding anything to the contrary set forth herein, there shall be no indemnification pursuant to this Agreement by any party for any special, incidental, punitive, consequential, or similar damages (including damages for lost profits), or damages based upon any multiplier valuation, such as, for example, a multiple based on reduced past, current or future earnings or profitability or other financial indicia or an implied multiple based upon the Purchase Price or other amount.

                                   ARTICLE X
                                  TERMINATION

         SECTION 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

                  (a) by the Holders or the Purchasers if, without fault of the terminating party, the Closing Date shall not have occurred on or before January 31, 2004 (the "Outside Date");

                  (b) by the Holders or the Purchasers if any court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (c) at any time with the mutual written consent of the Holders and the Purchasers and Seller.

         SECTION 10.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party other than liability for breach of the terms hereof prior to such termination. Sections 5.7 (Confidential Information) and 11.1 (Expenses) shall survive any such termination.

                                  ARTICLE XI
                                 MISCELLANEOUS

         SECTION 11.1 EXPENSES.

                  (a) The Purchasers shall bear all costs and expenses (including, but not limited to, all compensation and expenses of counsel, consultants and accountants and fees for investment bankers and brokers and all finder's fees) incurred by the Purchasers in connection with the preparation, negotiation and execution of this Agreement and the other agreements and instruments contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (b) The Holders shall bear all costs and expenses (including, but not limited to, all compensation and expenses of counsel, consultants and accountants and fees for investment bankers and brokers and all finder's fees) incurred by the Companies and the Holders in connection with the preparation, negotiation and execution of this Agreement and the other agreements and instruments contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement.

         SECTION 11.2 NOTICES. Any notices or other communications required under this Agreement shall be in writing, signed by the applicable party hereto and shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed (but not electronic mail), when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

                  (a)      if to a Purchaser, to:

                           Gradipore Limited
                           P.O. Box 6126, Frenchs Forest
                           22 Rodborough Road
                           NSW 2086, Australia
                           Attention: John Manusu & Harry Nair
                           Telecopy: 61 2 9436 2907

                  and with a copy to:

                           Buchanan Ingersoll PC
                           1776 K Street, N.W., Suite 800
                           Washington, DC  20006-2365
                           Attention: Edward John Allera, Esq.
                           Telecopy: (202) 452-7989

                  (b)      if to any Holder, to:

                           Serologicals Corporation
                           5655 Spalding Drive
                           Norcross, Georgia 30092
                           Attention: Vice President and Chief Financial Officer
                           Telecopy: (678) 728-2120

                  with a copy to:

                           King & Spalding LLP
                           191 Peachtree Street, N.E.
                           Atlanta, Georgia 30303-1763
                           Attention: G. Roth Kehoe, Esq.
                           Telecopy: (404) 572-5100

         SECTION 11.3 ASSIGNMENT. This Agreement may not be assigned, by operation of law or otherwise, without the prior written consent of each party hereto; provided that Buyer may assign its rights and obligations under and pursuant to this Agreement to an Affiliate of Buyer that is a corporation, partnership, limited liability company or other entity that is incorporated or otherwise organized under and pursuant to the laws of any state of the United States or the District of Columbia. Any assignment in violation of this provision shall be null and void.

         SECTION 11.4 INTERPRETATION. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 11.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; and shall become binding when two or more counterparts have been signed by each of the parties hereto.

         SECTION 11.6 AMENDMENT. This Agreement may not be amended, modified or supplemented except by a writing signed by each of the parties hereto.

         SECTION 11.7 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         SECTION 11.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         SECTION 11.9 SEVERABILITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

         SECTION 11.10 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

         SECTION 11.11 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, however, any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if and only if, as to any party, it is executed in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         SECTION 11.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Georgia. Any legal action in a proceeding brought in accordance with the terms of Section 11.13 (including for enforcement of any arbitration award) shall be brought in Fulton County, Georgia, in the courts of the State of Georgia or of the United States District Court for the Northern District of Georgia, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, and consent to, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at their addresses referenced in Section 11.2. The parties hereby irrevocably waive any objection which they may now or hereafter have to laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement and the Non-Competition Agreement, brought in the courts referred to above and hereby further irrevocably waive and agree, to the extent permitted by the laws of the State of Georgia, not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient form.


                              [SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as of the date first above written.


                                        BUYER:

                                        GRADIPORE, INC.


                                        By: /s/ Dr. C. H. Nair.
                                            -----------------------------------
                                            Name: Dr. C. H. Nair
                                            Title: Director


                                        BUYER PARENT:

                                        GRADIPORE LIMITED


                                        By: /s/ Dr. C. H. Nair.
                                            -----------------------------------
                                            Name: Dr. C. H. Nair
                                            Title: Managing Director/CEO


                                        SELLER:

                                        SEROLOGICALS FINANCE COMPANY


                                        By: /s/ Harold W. Ingalls.
                                            -----------------------------------
                                            Name: Harold W. Ingalls
                                            Title: Vice President and CFO


                                        SELLER PARENT:

                                        SEROLOGICALS CORPORATION


                                        By: /s/ Harold W. Ingalls.
                                            -----------------------------------
                                            Name: Harold W. Ingalls
                                            Title: Vice President and CFO